Exhibit 10.14

[*] THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Date 18 July 2008

RIVIERA NEW BUILD, LLC

as Borrower

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

– and –

CALYON

SOCIÉTÉ GÉNÉRALE

as Mandated Lead Arrangers

– and

CALYON

as Agent

and SACE Agent

LOAN AGREEMENT

relating to

the part financing of the passenger cruise ship newbuilding presently designated as

Hull No. 6195 at Fincantieri-Cantieri Navali Italiani S.p.A

Watson, Farley & Williams

Paris

32.	NOTICES	85

33.	SUPPLEMENTAL	86

SCHEDULE 1 LENDERS AND COMMITMENTS		88

SCHEDULE 2 FORM OF DRAWDOWN NOTICE		89

SCHEDULE 3 DOCUMENTS TO BE PRODUCED BY THE BUILDER TO THE AGENT ON DELIVERY		90

EXECUTION PAGES		91

EXHIBIT A FORM OF LETTER OF CREDIT		96

THIS AGREEMENT is made on 18 July 2008

BETWEEN

(1)	RIVIERA NEW BUILD, LLC, a limited liability company formed in the Marshall Islands whose registered office is at c/o The Trust Company of the Marshall Islands Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro MH 96960, Republic of the Marshall Islands (the “Borrower”);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	CALYON and SOCIÉTÉ GÉNÉRALE as Mandated Lead Arrangers; and

(4)	CALYON, as Agent and SACE Agent.

BACKGROUND

(A)	By a Master (Shipbuilding Contracts and Options) Agreement dated 14 May 2008 (the “Master Agreement”) entered into between (inter alia) Fincantieri - Cantieri Naevali Italiani SpA, a company incorporated in Italy with registered office in Trieste, via Genova, 1, and having fiscal code 00397130584 (the “Builder”), Prestige Cruise Holdings Inc., Oceania Cruises Inc. and, by way of endorsement, the Borrower providing for an original shipbuilding contract dated 13 June 2007 (the “Original Shipbuilding Contract”) between the Borrower and the Builder to be novated and modified in the form and on the terms set out in the Master Agreement (the Original Shipbuilding Contract as novated and modified by the Master Agreement being hereinafter referred to as the “Shipbuilding Contract”), the Builder has agreed to design, construct and deliver, and the Borrower has agreed to purchase, a passenger cruise ship currently having hull number 6195 as more particularly described in the Shipbuilding Contract (the “Ship”) to be delivered on 30 July 2011 subject to any adjustments of such delivery date in accordance with the Shipbuilding Contract.

(B)	The total price payable by the Borrower to the Builder under the Shipbuilding Contract is EUR 409,095,000.00 (the “Initial Contract Price”) payable on the following terms:

(i)	as to [*]% by an initial payment which was made on the date when the Original Shipbuilding Contract entered into full effect pursuant to Article 33 of the Original Shipbuilding Contract and, as to the balance, upon signature of the Master Agreement;

(ii)	as to [*]% on the later of the start of steel cutting and 1 September 2009;

(iii)	as to [*]% on the later of keel laying and 1 February 2010;

(iv)	as to [*]% on the later of float out and 30 November 2010; and

(v)	as to [*]% on delivery of the Ship.

(C)	The Initial Contract Price may be (i) increased or decreased from time to time under Article 24 of the Shipbuilding Contract in the event that the Borrower requests, and the Builder agrees, modifications to the specification or plans constituting a part of the Shipbuilding Contract or in the event that, subsequent to the date of the Shipbuilding Contract, variations are made to its provisions compliance with which is compulsory, the net cost of all such variations being payable on the Delivery Date (the “Change Orders”); and (ii) decreased at delivery of the Ship under Articles 13, 14, 16 and 17 of the Shipbuilding Contract (in aggregate the “Liquidated Damages”) or by mutual agreement between the parties (the Initial Contract Price adjusted as aforesaid being the “Final Contract Price”).

(D)	The Lenders have agreed to make available to the Borrower a Dollar loan facility for the purpose of assisting the Borrower in financing, subject to exchange rate fluctuations, up to 80% of the Final Contract Price and 100% of the instalment of the relevant SACE Premium which is payable on the Drawdown Date,

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with, such person and for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to vote ten per cent (10%) or more of the securities having voting power for the election of directors of such person, or otherwise to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise;

“Affected Lender” has the meaning given in Clause 6.5;

“Agent” means Calyon, a French “société anonyme”, having a share capital of EUR 3,714,724,584 and its registered office located at 9, Quai du Président Paul Doumer, 92920 Paris La Défense cedex, France, registered under the n° Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre or any successor of it appointed under Clause 24;

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997);

“Approved Flag” means the Marshall Islands flag or such other flag as the Agent may, with the authorisation of the Majority Lenders, approve from time to time;

“Approved Manager” means the Borrower or any other company (whether or not a member of the Group) which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the manager of the Ship;

“Approved Manager’s Undertaking” means, in the event that the Approved Manager is a company other than the Borrower, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Agent, which will include, without limitation, an agreement by the Approved Manager to subordinate its rights against the Ship and the Borrower to the rights of the Creditor Parties under the Finance Documents, in the agreed form;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	the earlier to occur of (i) the Delivery Date and (ii) the date falling 360 days (being the period stipulated in Article 8.6 of the Shipbuilding Contract) after 30 July 2011 (or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Base Rate” means one Euro for [*] Dollars;

“Builder” has the meaning given in Recital (A);

“Builder Letter of Credit” means a letter of credit relating solely to the Shipbuilding Contract issued in favour of the Builder by the Letter of Credit Issuer in the form of Exhibit B or another agreed form;

“Business Day” means a day on which banks are open in London and Paris and, in relation to any payment to be made to the Builder, Milan and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the directors or the secretary or assistant secretary or any attorney-in-fact for the time being of that company;

“CIRR” (Commercial Interest Reference Rate) means 5.62% per annum or any other lower CIRR rate being the fixed rate for medium and long term export credits in Dollars applicable to the financing of the Ship according to the Organisation for Economic Co-operation and Development rules as determined by the competent Italian Authorities;

“Commitment” means, in relation to a Lender, the percentage of the Maximum Loan Amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificates” means the Prestige Holdings Compliance Certificate and the Oceania Cruises Compliance Certificate and, in the singular, either of them;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Conversion Rate” means the rate determined by the Agent on the Conversion Rate Fixing Date and notified to the Borrower as being:

(a)	the Base Rate; or

(b)	in the event that the FOREX Contracts Weighted Average Rate is lower than the Base Rate (i.e. such that a lower amount in Dollars is necessary to purchase Euro than is reflected by the Base Rate), the FOREX Contracts Weighted Average Rate; or

(c)	in the event that the FOREX Contracts Weighted Average Rate is higher than the Base Rate (i.e. such that a greater amount in Dollars is necessary to purchase Euro than is reflected by the Base Rate), the lower of:

(i)	the FOREX Contracts Weighted Average Rate; and

(ii)	the Base Rate increased by 10% (ten per cent);

“Conversion Rate Fixing Date” means the date falling [*] ([*]) days before the Intended Delivery Date;

“Creditor Party” means the Agent, the SACE Agent, the Mandated Lead Arrangers or any Lender, whether as at the date of this Agreement or at any later time;

“Delivery Date” means the date and time of delivery of the Ship by the Builder to the Borrower as stated in the Protocol of Delivery and Acceptance;

“Dollar Equivalent” means such amount in Dollars as is calculated by the Agent on the Conversion Rate Fixing Date to be the equivalent of an amount in Euro at the Conversion Rate;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date on which the Loan is drawn down and applied in accordance with Clause 2;

“Drawdown Notice” means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	all freight, hire, fare and passage moneys, compensation payable to the Borrower or the Agent in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Eligible	Amount” means 80% of the lesser of:

(a)	the Dollar Equivalent of EUR 418,237,911; and

(b)	the Dollar Equivalent of the Final Contract Price

in each case less any Letter of Credit Reduction;

“Euro” and “EUR” means the single currency of the Participating Member States;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Existing Indebtedness” means Financial Indebtedness of any member of the Group existing at the date of this Agreement under any of the “Transaction Documents” (or funded subsequently pursuant to any revolving or incremental facility set forth therein at the date hereof) as such term is defined in the $340,000,000 Credit Agreement dated 27 April 2007 between Oceania Cruises as guarantor, Insignia Vessel Acquisition LLC, Regatta Acquisition LLC and Nautica Acquisition LLC as borrowers, Lehman Commercial Paper Inc. as agent and the lenders party thereto, as the same may from time to time be amended, varied, supplemented and/or novated;

“External Management Agreement” means, in the event that the Approved Manager is not a member of the Group, the management agreement entered or to be entered into between the Borrower and the Approved Manager with respect to the Ship;

“External Management Agreement Assignment” means an assignment of the rights of the Borrower under the External Management Agreement (if any) executed or to be executed by the Borrower in favour of the Agent, the SACE Agent and the Lenders in the agreed form;

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) of the office or offices through which it will perform its obligations under this Agreement;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Guarantees;

(c)	the General Assignment;

(d)	the Letter of Credit;

(e)	any External Management Agreement Assignment;

(f)	the Mortgage;

(g)	the Post-Delivery Assignment;

(h)	the Limited Liability Company Interests Security Deed;

(i)	any Time Charter Assignment;

(j)	the Approved Manager’s Undertaking; and

(k)	any other document (whether creating a Security Interest or not) which is designated as a Finance Document by agreement between the Borrower and the Agent or which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Final Contract Price” has the meaning given in Recital (C);

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Fixed Interest Rate” means CIRR;

“Floating Interest Rate” means, in respect of any Interest Period, the rate per annum determined by the Agent to be the aggregate of:

(a)	the Margin; and

(b)	LIBOR for the relevant period.

“FOREX Contracts” means each actual purchase contract, spot or forward contract and any other contract, such as an option or collar arrangement, which is entered into in the foreign exchange markets for the acquisition of Euro intended to pay the delivery instalment under the Shipbuilding Contract, which:

(i)	matures not later than the Intended Delivery Date, provided that option arrangements may mature up to one month after such date if at the time they are entered into there exists a reasonable uncertainty as to the date on which the Ship will be delivered;

(ii)	is entered into by the Borrower or either Guarantor or a combination of the foregoing not later than two (2) days before the Conversion Rate Fixing Date so that the Borrower, directly or through a Guarantor, purchases or may purchase Euro with Dollars at a pre-agreed rate; and

(iii)	is notified to the Agent within ten (10) days of its execution but in any event no later than the day preceding the Conversion Rate Fixing Date, with a Certified Copy of each such contract being delivered to the Agent at such time;

“FOREX Contracts Weighted Average Rate” means the rate determined by the Agent at around 12 noon (Paris time) on the Conversion Rate Fixing Date in accordance with the following principles which (inter alia) are intended to take into account any maturity mismatch between the maturity of the FOREX Contracts and the Intended Delivery Date as well as FOREX Contracts that are unwound as part of the hedging strategy of the Borrower:

(i)	FOREX Contracts that are spot or forward foreign exchange contracts, if any, shall be valued at the contract value (taking into account any rescheduling);

(ii)	the difference between the Euro amount available under (i) above and the Euro amount balance payable to the Builder on the Delivery Date is assumed to be purchased at the official daily fixing rate of the European Central Bank for the purchase of Euro with Dollars as displayed on “Reuters Page ECB 37” at or around 2 p.m. (Paris time) on the Conversion Rate Fixing Date;

(iii)	any FOREX Contract which is an option or collar arrangement and is not unwound at the Conversion Rate Fixing Date will be marked to market and the resulting profit or loss shall reduce or increase the Dollar countervalue of the purchased Euro;

(iv)	any FOREX Contract which is an option or collar arrangement and is sold or purchased back at the time FOREX Contract(s) are entered into for an identical Euro amount shall be accounted for the net premium cost or profit, as the case may be.

Any marked to market valuation, as required in (iii), shall be performed by Calyon’s dedicated desk in accordance with market practices. The Borrower shall have the right to request indicative valuations from time to time prior to the Conversion Rate Fixing Date.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) including, without limitation, those set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board;

“General Assignment” means a general assignment of the Earnings, the Insurances and any Requisition Compensation, executed or to be executed by the Borrower and, in the event that the Approved Manager is not a member of the Group and is named as a co-assured in the Insurances, the Approved Manager in favour of the Agent, the SACE Agent and the Lenders in the agreed form;

“Group” means Prestige Holdings and its subsidiaries;

“Guarantees” means the Oceania Cruises Guarantee and the Prestige Holdings Guarantee;

“Guarantors” means Oceania Cruises and Prestige Holdings;

“IAPPC” means a valid international air pollution prevention certificate for the Ship issued under Annex VI;

“Initial Contract Price” has the meaning given in Recital (B);

“Insurances” means:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Intended Delivery Date” means 30 July 2011 (the date on which the Ship will be ready for delivery pursuant to the Shipbuilding Contract as at the date of this Agreement) or any other date notified by the Borrower to the Agent in accordance with Clauses 3.5(a) or 3.7(c) as being the date on which the Builder and the Borrower have agreed that the Ship will be ready for delivery pursuant to the Shipbuilding Contract;

“Interest Make-up Agreement” means an agreement to be entered into between SIMEST and the Agent on behalf of the Lenders, in form and substance acceptable to the Mandated Lead Arrangers, whereby, inter alia, the return to the Lenders on the Loan made hereunder will be supplemented by SIMEST so that it equals that which the Lenders would have received if interest were payable on the Loan at LIBOR plus the Margin;

“Interest Period” means a period determined in accordance with Clause 7;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation;

“Italian Authorities” means SACE and/or SIMEST and any other relevant Italian authorities involved in the implementation of the Loan;

“Lender” means a bank or financial institution listed in Schedule 1 and acting through its Facility Office or its transferee, successor or assign;

“Letter of Credit” means a letter of credit (if any) issued or to be issued in accordance with Clause 15.1 by the Letter of Credit Issuer in favour of the Agent in the form of Exhibit A or another agreed form;

“Letter of Credit Amount” means either:

(a)	the face amount of the Letter of Credit (if any) issued on or prior to the Letter of Credit Issue Date in accordance with Clause 15.1; or

(b)	if no Letter of Credit has been issued in accordance with Clause 15.1, zero;

“Letter of Credit Event of Default” means, in the event that the Borrower has procured the delivery to the Agent by the Letter of Credit Issuer of the Letter of Credit in accordance with the provisions of Clause 15.1:

(a)	the Letter of Credit ceasing or failing to be in full force and effect in accordance with its terms for any reason whatsoever other than by virtue of Clause 15.4; or

(b)	any event or circumstance referred to in Clauses 18.7 to 18.12 (inclusive) occurring or existing, mutatis mutandis, in relation to the Letter of Credit Issuer;

“Letter of Credit Issue Date” means the date falling fifteen (15) Business Days prior to the Intended Delivery Date;

“Letter of Credit Issuer” means Lehman Brothers Bank, Federal Savings Bank, a company incorporated in Delaware or any other financial institution acceptable to the Agent;

“Letter of Credit Reduction” means USD50,000,000 less the aggregate of:

(a)	the Letter of Credit Amount; and

(b)	the cumulative amount of all drawings in respect of the Builder Letter of Credit on or prior to the earlier of:

(i)	the date of issue of the Letter of Credit (if any); and

(ii)	the Letter of Credit Issue Date;

“Letter of Credit Release Event” has the meaning given in Clause 15.4;

“LIBOR” means, in relation to a particular period, the rate determined by the Agent to be that at which deposits of Dollars in amounts comparable with the amount for which LIBOR is to be determined and for a period equivalent to such period are being offered in the London interbank eurocurrency market at or about 11 a.m. (London time) on the Quotation Date for such period as displayed on the “Reuters Page LIBOR 01” on Reuter Monitor Money Rates Service (or such other page as may replace such “Reuters Page LIBOR 01” on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS Terms”) dated August, 1985)), Provided that if on such date no such rate is so displayed, LIBOR for such period shall be the rate quoted to the Agent by the Lenders at the request of the Agent as the Lenders’ offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London interbank eurocurrency market at or about 11 a.m. (London time) on the Quotation Date for such period;

“Limited Liability Company Interests Security Deed” means a security pledge in relation to the limited liability company interests of the Borrower executed or to be executed by Oceania Cruises in favour of the Agent, the SACE Agent and the Lenders in the agreed form;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Majority Lenders” means:

(a)	before the Loan has been made, Lenders whose Commitments total [*] per cent of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions total [*] per cent of the Loan;

“Margin” means zero point fifty five percent (0.55%) per annum;

“Maritime Registry” means the maritime registry which the Borrower will specify to the Lenders no later than three (3) months before the Intended Delivery Date, being that of the Marshall Islands or such other registry as the Agent may, with the authorisation of the Majority Lenders, approve;

“Maximum Loan Amount” means the aggregate of:

(a)	the Dollar Equivalent of Euro [*]; and

(b)	[*]% of the second instalment of the SACE Premium payable on the Drawdown Date,

“Mortgage” means the first priority mortgage on the Ship acceptable for registration on the Approved Flag and, if applicable, deed of covenant, executed or to be executed by the Borrower in favour of the Agent, the SACE Agent and the Lenders in the agreed form;

“Negotiation Period” has the meaning given in Clause 6.8;

“Obligors” means the Borrower, the Guarantors and (in the event that the Approved Manager is a member of the Group) the Approved Manager;

“Oceania Cruises” means Oceania Cruises Inc., a Panamanian sociedad anonima domiciled in Panama whose resident agent is Marcela Rojas de Perez at 10 Elvira Mendez Street, Top Floor, Panama, Republic of Panama;

“Oceania Cruises Compliance Certificate” has the meaning given to “Compliance Certificate” in the Oceania Cruises Guarantee;

“Oceania Cruises Guarantee” means a guarantee issued or to be issued as provided in Clause 3.2 by Oceania Cruises in favour of the Agent, the SACE Agent and the Lenders in the agreed form;

“Other Loan Agreement” means the loan agreement dated on or about the date of this Agreement between Marina New Build, LLC and the parties to this Agreement (other than the Borrower);

“Other Ship” means the passenger cruise ship defined as the “Ship” in the Other Loan Agreement;

“Overnight LIBOR” means, on any date, the London interbank offered rate, being the day to day rate at which Dollars are offered to prime banks in the London interbank market and published by the British Bankers’ Association at or about 11.00 a.m. London time on page LIBOR01 of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower;

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Party” means a party to this Agreement from time to time;

“Permitted Security Interests” means:

(A)	in the case of the Borrower,

(i)	any of the Security Interests referred to in paragraph (a) below, and

(ii)	any of the Security Interests referred to in paragraphs (b), (c), (e), (h) and (i) below if, by reason of any chartering or management arrangements for the Ship approved by the Agent pursuant to the provisions of this Agreement, such Security Interests are created by the Borrower in the case of paragraphs (b), (c) or (e) or incurred by the Borrower in the case of paragraphs (h) or (i); and

(B)	in the case of a Guarantor,

(i)	any of the Security Interests referred to in paragraphs (a), (d), (f) and (g) below, and

(ii)	any of the Security Interests referred to in paragraphs (c), (e), (h) and (i) below if, by reason of any chartering or management arrangements for the Ship approved by the Agent pursuant to the provisions of this Agreement, such Security Interests are created by either Guarantor in the case of paragraphs (c) or (e) or incurred by either Guarantor in the case of paragraphs (h) or (i);

(a)	any Security Interest created by or pursuant to the Finance Documents and any deposits or other Security Interests placed or incurred in connection with any bond or other surety from time to time provided to the US Federal Maritime Commission in order to comply with laws, regulations and rules applicable to the operators of passenger vessels operating to or from ports in the United States of America;

(b)	liens on the Ship up to an aggregate amount at any time not exceeding [*] Dollars ($[*]) for current crew’s wages and salvage and liens incurred in the ordinary course of trading the Ship;

(c)	any deposits or pledges up to an aggregate amount at any time not exceeding [*] ($[*]) to secure the performance of bids, tenders, bonds or contracts required in the ordinary course of business;

(d)	any other Security Interest including in relation to the Existing Indebtedness over the assets of any Obligor other than the Borrower notified by the Borrower or any of the Obligors to the Agent prior to the date of this Agreement;

(e)	(without prejudice to the provisions of Clause 13.11) liens on assets leased, acquired or upgraded after the date hereof or assets newly constructed or converted after the date hereof provided that (i) such liens secure Financial Indebtedness otherwise permitted under this Agreement, (ii) such liens are incurred at the time of such lease, acquisition, upgrade, construction or conversion and (iii) the Financial Indebtedness secured by such liens does not exceed the cost of such upgrade or the cost of such assets acquired or leased;

(f)	other liens arising in the ordinary course of business of the Group unrelated to Financial Indebtedness and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established provided that (i) the aggregate amount of all cash and the fair market value of all other property subject to such liens as are described in this paragraph (f) above does not exceed [*] Dollars ($[*]) and (ii) such cash and/or other property is not an asset of the Borrower;

(g)	subject to the other provisions of this Agreement and the Guarantee, any Security Interest in respect of existing Financial Indebtedness of a person which becomes a subsidiary of either Guarantor or is merged with or into either Guarantor or any of their subsidiaries;

(h)	liens in favour of credit card companies on unearned customer deposits pursuant to agreements therewith;

(i)	liens in favour of customers on unearned customer deposits.

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Agent in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing (of this Agreement or on or at any time after that signing;

“Post-Delivery Assignment” means an assignment of the rights of the Borrower in respect of the post-delivery guarantee liability of the Builder under Article 25 of the Shipbuilding Contract executed or to be executed by the Borrower in favour of the Agent, the SACE Agent and the Lenders in the agreed form;

“Prestige Holdings” means Prestige Cruise Holdings Inc., a Panamanian sociedad anonima domiciled in Panama whose resident agent is Arias, Fabrega & Fabrega at Plaza 2000 Building, 16th Floor, 50th Street, Panama, Republic of Panama;

“Prestige Holdings Compliance Certificate” has the meaning given to “Compliance Certificate” in the Prestige Holdings Guarantee;

“Prestige Holdings Guarantee” means a guarantee issued or to be issued as provided in Clause 3.2 by Prestige Holdings in favour of the Agent, the SACE Agent and the Lenders in the agreed form;

“Protocol of Delivery and Acceptance” means the protocol of delivery and acceptance of the Ship to be signed by the Borrower and the Builder in accordance with Article 8 of the Shipbuilding Contract;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Repayment Date” means a date on which a repayment is required to be made under Clause 5;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“SACE” means Servizi Assicurativi del Commercio Estero - SACE SpA;

“SACE Agent” means Calyon, a French “société anonyme”, having a share capital of EUR 3,714,724,584 and its registered office located at 9, Quai du Président Paul Doumer, 92920 Paris La Défense cedex, France, registered under the n° Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre or any successor of it appointed under Clause 25;

“SACE Insurance Policy” means the insurance policy in respect of this Agreement to be issued by SACE for the benefit of the Lenders, in form and substance satisfactory to the Agent;

“SACE Premium” means the amount payable by the Borrower to SACE through the Agent in two instalments in respect of the SACE Insurance Policy as set out in Clause 9;

“Secured Liabilities” means all liabilities which the Borrower, the Obligors or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of-any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which:

(a)	all amounts which have become due for payment by the Borrower or any Obligor under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any other Obligor has any future or contingent liability under Clause 19 below or any other provision of this Agreement or another Finance Document; and

(d)	the Agent and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or an Obligor or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Requirement” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Agent) which is at any relevant time one hundred per cent (100%) of the Loan;

“Security Value” means the amount in Dollars (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower and the Agent) which, at any relevant time, is the aggregate of (i) the market value of the Ship as most recently determined in accordance with Clause 13.18; and (ii) the market value of any additional security for the time being actually provided to the Agent pursuant to Clause 14;

“Ship” means the passenger cruise ship currently designated with Hull No. 6195 (as more particularly described in the Shipbuilding Contract) to be constructed under the Shipbuilding Contract and to be delivered to, and purchased by, the Borrower and registered in its name under an Approved Flag with the name “RIVIERA”;

“Shipbuilding Contract” has the meaning given in Recital (A);

“SIMEST” means Società Italiana per Le Imprese all’Estero – SIMEST Spa, which grants export subsidies in Italy under and according to the Italian Legislative Decree n. 143/98 and its amendments;

“Taxes” means all present and future income and other taxes, levies, imposts, deductions, compulsory liens and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof and “Taxation” shall be construed accordingly;

“Time Charter Assignment” means a deed creating security in respect of a time or consecutive voyage charter in respect of the Ship (including any guarantee in respect of the obligations of the charterer under the charter) executed or to be executed by the Borrower in favour of the Agent, the SACE Agent and the Lenders in the agreed form pursuant to Clause 13.12;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Borrower’s full control;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the Borrower’s full control;

“Total Loss Date” means:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent acting reasonably and in consultation with the Borrower that the event constituting the total loss occurred;

“Transaction Documents” means the Finance Documents and the Underlying Documents;

“Underlying Documents” means the Shipbuilding Contract, any External Management Agreement and any charter and associated guarantee in respect of which a Time Charter Assignment is, or by the terms of this Agreement is required to be, executed.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13.20, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, license, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or of its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 13.20 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of Clause 1 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references in Clause 1.1 to a Finance Document or any other document being an “agreed form” are to the form agreed between the Agent (acting with the authorisation of each of the Creditor Parties) and the Borrower with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2.	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders agree to make available to the Borrower a loan not exceeding the Maximum Loan Amount intended to be applied as follows:

(a)	in payment to the Builder of all or part of 80% of the Final Contract Price up to the Eligible Amount; and

(b)	in reimbursement to the Agent on behalf of the Lenders of the amount of the second instalment of the SACE Premium payable by it to SACE on the Drawdown Date.

2.2	Lenders’ participations in Loan. Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan. The Borrower undertakes with each Creditor Party to use the Loan only to pay for:

(a)	goods and services of Italian origin incorporated in the design, construction or delivery of the Ship;

(b)	subject to the limits and conditions fixed by the Italian Authorities, goods and services incorporated in the design, construction or delivery of the Ship and originating from countries other than Italy where the provision of such goods or services has been sub-contracted by the Builder and therefore remains the Builder’s responsibility under the Shipbuilding Contract; and

(c)	the second instalment of the SACE Premium payable on the Drawdown Date.

2.4	Proceedings by individual Lender requiring Majority Lender consent. Except for the SACE Agent, no Lender may commence proceedings against the Borrower or any other Obligor in connection with a Finance Document without the prior consent of all the Lenders.

2.5	Obligations of Lenders several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	any Obligor or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

3.	CONDITIONS PRECEDENT

3.1	General. The Borrower may only draw under the Loan when the following conditions have been fulfilled to the satisfaction of the Agent and provided no Event of Default shall have occurred and remains unremedied or is likely to occur as a consequence of the drawing of the Loan:

3.2	No later than the date of this Agreement. The Agent shall have received no later than the date of this Agreement:

(a)	an opinion from legal counsel to the Agent as to Marshall Islands law, together with the limited liability company documentation of the Borrower supporting the opinion, including but without limitation the Certificate of Formation and Limited Liability Company Agreement as filed with the competent authorities and a certificate of a competent officer or manager of the Borrower containing specimen signatures of the persons authorised to sign the documents on behalf of the Borrower, to the effect that:

(i)	the Borrower has been duly formed and is validly existing as a limited liability company under the laws of the Republic of the Marshall Islands;

(ii)	this Agreement falls within the scope of the Borrower’s limited liability company purpose as defined by its Certificate of Formation and Limited Liability Company Agreement;

(iii)	the Borrower’s representatives were at the date of this Agreement fully empowered to sign this Agreement;

(iv)	either all administrative requirements applicable to the Borrower (whether in the Republic of the Marshall Islands), concerning the transfer of funds abroad and acquisitions of Dollars to meet its obligations hereunder have been complied with, or that there are no such requirements; and

(v)	this Agreement constitutes the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms,

and containing such exceptions as are standard for opinions of this type;

(b)	an opinion from legal counsel to the Agent as to English law confirming that the obligations of the Borrower under this Agreement are legally valid and binding obligations enforceable by the relevant Creditor Parties in the English courts;

(c)	a Certified Copy of the executed Shipbuilding Contract;

(d)	a confirmation from EC3 Services Limited that it will act for the Borrower as agent for service of process in England in respect of this Agreement and any other Finance Document;

(e)	an opinion from legal counsel to the Agent as to Panamanian law, together with the corporate documentation of each Guarantor supporting the opinion, including but without limitation the Articles of Incorporation and By-laws as filed with the competent authorities and a certificate of a competent officer of each Guarantor containing specimen signatures of the persons authorised to sign the documents on behalf of the Guarantor, to the effect that:

(i)	each Guarantor has been duly organised and is validly existing and in good standing as a Panamanian sociedad anonima with its domicile in the Republic of Panama and its Resident Agent being (in the case of Prestige Holdings) Arias Fabrega & Fabrega with address at Plaza 2000 Building, 16th Floor, 50th Street, Panama and (in the case of Oceania Cruises) Marcela Rojas de Perez with address at 10 Elvira Mendez Street, Top Floor, Panama;

(ii)	each Guarantee falls within the scope of the relevant Guarantor’s corporate purpose as defined by its Articles of Incorporation and By-laws;

(iii)	each Guarantor’s representative was at the date of the Guarantee issued by it fully empowered to sign that Guarantee;

(iv)	either all administrative requirements applicable to each Guarantor (whether in the Republic of Panama) concerning the transfer of funds abroad and acquisitions of Dollars to meet its obligations under the Guarantee issued by it have been complied with, or that there are no such requirements;

(v)	each Guarantee is the legal, valid and binding obligations of the Guarantor which issued it enforceable in accordance with its terms; and

(vi)	none of the undertakings of either Guarantor contained in either Guarantee are contrary to public policy in the Republic of Panama,

and containing such exceptions as are standard for opinions of this type;

(f)	duly executed originals of the Guarantees;

(g)	an opinion from legal counsel to the Agent as to English law confirming that the obligations of each Guarantor under the Guarantee issued by it are legally valid and binding obligations enforceable by the relevant Creditor Parties in the English courts; and

(h)	confirmation from EC3 Services Limited that it will act for each Guarantor as agent for service of process in England in respect of the Guarantee issued by that Guarantor and any other Finance Document.

3.3	No later than ninety (90) days before the Intended Delivery Date. The Agent shall have received no later than ninety (90) days before the Intended Delivery Date:

(a)	notification from the Borrower of its preferred Maritime Registry;

(b)	the SACE Insurance Policy documentation relating to the transaction contemplated by this Agreement issued on terms whereby the SACE Insurance Policy will enter into full force and effect upon fulfilment of the conditions specified therein to be fulfilled on or before the Drawdown Date; and

(c)	notification of the Approved Manager.

3.4	No later than the date falling ninety (90) days before the Intended Delivery Date and on each subsequent date on which a Compliance Certificate is to be received by the Agent pursuant to clause 11.3(e) of the Prestige Holdings Guarantee and clause 11.3(e) of the Oceania Cruises Guarantee. The Agent shall have received on the date falling ninety (90) days before the Intended Delivery Date and also on each subsequent date on which a Compliance Certificate is to be received by the Agent pursuant to clause 11.3(e) of the Prestige Holdings Guarantee and clause 11.3(e) of the Oceania Cruises Guarantee a duly completed Compliance Certificate from each Guarantor;

3.5	No later than sixty (60) days before the Intended Delivery Date. The Agent shall have received from the Borrower no later than sixty (60) days before the Intended Delivery Date:

(a)	notification of the Intended Delivery Date;

(b)	notification, signed by a duly authorised signatory of the Borrower, specifying which of the Fixed Interest Rate or the Floating Interest Rate shall be applicable to the Loan until the date of payment of the final repayment instalment of the Loan; and in absence of any such notification, the Borrower shall be deemed to have opted for the Floating Interest Rate.

3.6	No later than fifteen (15) Business Days before the Intended Delivery Date. The Agent shall have received no later than fifteen (15) Business Days before the Intended Delivery Date insurance documents in form and substance satisfactory to the Lenders confirming that the Insurances have been effected and will be in full force and effect on the Delivery Date.

3.7	No later than five (5) Business Days before the Intended Delivery Date. The Agent shall have received no later than five (5) Business Days before the Intended Delivery Date:

(a)	the Drawdown Notice from the Borrower, signed by a duly authorised signatory of the Borrower, specifying the amount of the Loan to be drawn down;

(b)	a Certified Copy of each of the Change Orders, of any amendments to the Shipbuilding Contract and of the power of attorney pursuant to which the authorised signatory of the Borrower signed the Drawdown Notice and a specimen of his signature; and

(c)	a final confirmation of the Intended Delivery Date signed by a duly authorised signatory of the Borrower, and counter-signed by a duly authorised signatory of the Builder.

3.8	No later than the Delivery Date. The Agent shall have received no later than the Delivery Date:

(a)	an opinion from legal counsel to the Agent as to Marshall Islands law together with the limited liability company documentation of the Borrower and a certificate of a competent officer or manager of the Borrower containing specimen signatures of the persons authorised to sign the documents on behalf of the Borrower, confirming that:

(i)	the Lenders may continue to rely on the legal opinion given pursuant to Clause 3.2(a);

(ii)	the Mortgage, the General Assignment, the External Management Agreement Assignment (if any), the Post-Delivery Assignment and the

Time Charter Assignment (if any) fall within the scope of the Borrower’s limited liability company purpose as defined by its Certificate of Formation and Limited Liability Company Agreement and are binding on it; and

(iii)	the Borrower’s representatives are fully empowered to sign the Protocol of Delivery and Acceptance, the Mortgage, the General Assignment, the External Management Agreement Assignment (if any), the Post-Delivery Assignment and the Time Charter Assignment (if any)

(b)	in the event that the Approved Manager is not a member of the Group, an opinion from legal counsel to the Agent as to the law of the place of incorporation of the Approved Manager, together with the corporate documentation of the Approved Manager supporting the opinion, that the General Assignment (if applicable) and the acknowledgement of the notice of assignment of the External Management Agreement fall within the scope of the Approved Manager’s corporate purpose as defined by its constitutional documents and are binding on it and the Approved Manager’s representatives are fully empowered to sign the General Assignment (if applicable) and the acknowledgement of the notice of assignment of the External Management Agreement;

(c)	evidence of payment to the Builder of:

(i)	the [*] ([*]) pre-delivery instalments of the Final Contract Price; and

(ii)	any other part of the Final Contract Price as at the Delivery Date not being financed hereunder;

(d)	evidence of payment of all amounts which are due and payable hereunder by the Borrower on or prior to the Delivery Date;

(e)	a certificate from the Borrower, signed by an authorised representative of the Borrower, confirming that the representations and warranties contained in Clause 12 are true and correct as of the Delivery Date in consideration of the facts and circumstances existing as of the Delivery Date;

(f)	the Interest Make-up Agreement relative to the Loan and in full force and effect;

provided always that the obligations of the Lenders to make the Loan available on the Delivery Date are subject to the Agent remaining satisfied that each of the SACE Insurance Policy and the Interest Make-up Agreement will cover the Loan following the advance of the Loan, payment of the second instalment of the SACE Premium and delivery to SACE of the documents listed in Schedule 3.

3.9	At Delivery. Immediately prior to the delivery of the Ship by the Builder to the Borrower, the Agent shall have received:

(a)	evidence that immediately following delivery:

(i)	the Ship will be registered in the name of the Borrower in the Maritime Registry;

(ii)	title to the Ship will be held by the Borrower free of all Security Interests other than any maritime lien in respect of crew’s wages and trade debts arising out of equipment, consumable and other stores placed on board the Ship prior to or concurrently with delivery, none of which is overdue;

(iii)	the Mortgage will be duly registered in the Maritime Registry and constitutes a first priority security interest over the Ship and that all taxes and fees payable to the Maritime Registry in respect of the Ship have been paid in full; and

(iv)	the opinions mentioned in Clauses 3.9(j), (k) and (l) and the documents mentioned in Clause 3.9(m) will be received by the Agent;

(b)	a Certified Copy of a classification certificate (or interim classification certificate) showing the Ship to be classed in accordance with Clause 12.4(c).

(c)	duly executed originals of the General Assignment, any External Management Agreement Assignment, any Approved Manager’s Undertaking, the Post-Delivery Assignment and any Time Charter Assignment together with relevant notices of assignment and the acknowledgement of the notice of assignment to be issued pursuant to any External Management Agreement Assignment and the Post-Delivery Assignment and the Time Charter Assignment (if any);

(d)	a duly executed original of the Limited Liability Company Interests Security Deed (and of each document required to be delivered under the Limited Liability Company Interests Security Deed);

(e)	a Certified Copy of any executed External Management Agreement and any time charterparty in respect of the Ship;

(f)	a Certified Copy of any current certificate of financial responsibility in respect of the Ship issued under OPA, a valid Safety Management Certificate (or interim Safety Management Certificate) issued to the Ship in respect of its management by the Approved Manager pursuant to the ISM Code, a valid Document of Compliance (or interim Document of Compliance) issued to the Approved Manager in respect of ships of the same type as the Ship pursuant to the ISM Code, a valid International Ship Security Certificate issued to the Ship in accordance with the ISPS Code and a valid IAPPC issued to the Ship in accordance with Annex VI and, if entered into, any carrier initiative agreement with the United States’ Customs and Border Protection under the Customs-Trade Partnership Against Terrorism (C-TPAT) programme;

(g)	A Certified Copy of the power of attorney pursuant to which the authorised signatory(ies) of the Borrower signed the documents referred to in this Clause 3.8 and to which the Borrower is a party and a specimen of his or their signature(s);

(h)	a confirmation from EC3 Services Limited that it will act for each of the relevant Obligors as agent for service of process in England in respect of the deed of covenants constituting part of the Mortgage (if applicable), the General Assignment, the External Management Agreement Assignment (if any), the Post-Delivery Assignment and the Time Charter Assignment (if any).

Immediately following the delivery of the Ship by the Builder to the Borrower, the Agent shall receive:

(i)	a duly executed original of the Mortgage;

(j)	an opinion from legal counsel to the Agent as to Panamanian law, together with the corporate documentation of Oceania Cruises supporting the opinion and a certificate of a competent officer of Oceania Cruises containing specimen signatures of the persons authorised to sign the Limited Liability Company Interests Security Deed on behalf of Oceania Cruises confirming that:

(i)	the Lenders may continue to rely on the legal opinion given pursuant to Clause 3.2(e) in so far as it relates to Oceania Cruises;

(ii)	the Limited Liability Company Interests Security Deed falls within the scope of Oceania Cruises’ corporate purpose as defined by its Articles of Incorporation and By-laws; and

(iii)	the representative of Oceania Cruises was at the date of the Limited Liability Company Interests Security Deed fully empowered to sign the Limited Liability Company Interests Security Deed.

(k)	an opinion from legal counsel to the Agent as to the law of the Maritime Registry confirming:

(i)	the valid registration of the Ship in the Maritime Registry; and

(ii)	the Mortgage over the Ship has been validly registered in the Maritime Registry;

(l)	an opinion from legal counsel to the Agent as to English law confirming that the obligations of the Borrower under the deed of covenants constituting part of the Mortgage (if applicable), the General Assignment, any External Management Agreement Assignment, the Post-Delivery Assignment and any Time Charter Assignment are legally valid and binding obligations enforceable by the relevant Creditor Parties in the English courts;

(m)	the documents listed in Schedule 3.

4.	DRAWDOWN

4.1	Borrower’s irrevocable payment instructions. The Lenders shell not be obliged to fulfil their obligation to make the Loan available other than by paying the Builder all or part of 80% of the Final Contract Price up to the Eligible Amount on behalf of and in the name of the Borrower and by reimbursing the Agent for the instalment of the SACE Premium payable on the Delivery Date. The Borrower hereby instructs the Lenders in accordance with this Clause 4.1:

(a)	to pay to the Builder all or part of 80% of the Final Contract Price up to the Eligible Amount.

(b)	to pay to the Agent on behalf of the Lenders for onward payment to SACE (such payment to SACE to be made for value on the Drawdown Date), by drawing under the Loan, the amount of the second instalment of the related SACE Premium.

Payment to the Builder of the Dollar amount drawn under Clause 4.1(a) above shall be made on the Delivery Date of the Ship during usual banking hours in Italy to the Builder’s account as specified by the Builder in accordance with the Shipbuilding Contract after receipt and verification by the Agent of the documents provided under Schedule 3.

Verification of the documents provided under Schedule 3 shall be limited to checking their apparent compliance as defined in the Uniform Customs and Practices for Documentary Credits - ICC Publication 600 (UCP 600 latest revision).

Save as contemplated in Clause 4.3 below, the payment instruction contained in this Clause 4.1 is irrevocable.

4.2	Conversion Rate for Loan. The Dollar amount to be drawn down under Clause 4.1(a) shall be calculated by the Agent on the Conversion Rate Fixing Date in accordance with the definitions of “Eligible Amount” and “Conversion Rate” in Clause 1.1.

4.3

Modification of payment terms. The Borrower expressly acknowledges that the payment terms set out in this Clause may only be modified with the agreement of the Builder, the Agent, the Lenders and the Borrower in the case of Clause 4.1(a) and with the agreement of the Agent, the Lenders and the Borrower in the case of Clause 4.1(b); Provided that it is the intention of the Borrower, the Lenders and the Agent that prior to the Delivery Date agreement shall be reached with those financial institutions with whom the Borrower has entered into the FOREX Contracts (the “Counterparties”) in order that the Euro payments due from the Counterparties under the FOREX Contracts shall be paid to the Agent for holding in escrow and to be released by the Agent simultaneously with (i) the payment in full to the Builder of the balance of the Final Contract Price denominated in Euro at the time of delivery of the Ship and (ii) the payment to the Counterparties of the

Dollars due to them under the relevant FOREX Contracts out of the Dollar amount available under Clause 4.1(a), subject only to delivery of the Ship by the Builder to the Borrower taking place as evidenced by the execution and delivery of the Protocol of Delivery and Acceptance and to the Borrower having deposited with the Agent before delivery, if and to the extent required, any Dollar and/or Euro amounts as may be needed to ensure the payment in full of both the balance of the Final Contract Price in Euro and the Dollars owed to the Counterparties under all the relevant FOREX Contracts.

4.4	Availability. Drawing may not be made under this Agreement (and the Loan shall not be available) after the earlier of the Delivery Date and the expiry of the Availability Period.

4.5	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan and the Drawdown Date:

(b)	the amount of that Lender’s participation in the Loan; and

(c)	the duration of the first Interest Period.

4.6	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent the amount due from that Lender under Clause 2.2.

4.7	Disbursement of Loan. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay the amounts which the Agent receives from the Lenders under Clause 4.6:

(a)	in the case of the amount referred to in Clause 4.1(a), to the account which the Borrower specifies in the Drawdown Notice;

(b)	in the case of the amount referred to in Clause 4.1(b) to the account of SACE which the SACE Agent shall specify; and

(c)	in the like funds as the Agent received the payments from the Lenders.

4.8	Disbursement of Loan to third party. The payment by the Agent under Clause 4.7 shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

5.	REPAYMENT

5.1	Number of repayment instalments. The Borrower shall repay the Loan by twenty-four (24) consecutive six-monthly instalments.

5.2	Repayment Dates. The first instalment shall be repaid on the date falling six (6) months after the Drawdown Date and the last instalment on the date falling one hundred and forty four (144) months after the Drawdown Date, each date of payment of an instalment being a “Repayment Date”.

5.3	Amount of repayment instalments. Each of the twenty-four (24) consecutive six-monthly repayment instalments of the Loan shall be of an equal amount.

5.4	Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

6.	INTEREST

6.1	Fixed Interest Rate. If the Borrower has specified a Fixed Interest Rate pursuant to Clause 3.5(b), the Loan shall bear interest at the CIRR. Such interest shall accrue on the actual number of days elapsed based upon a 360 day year and shall be paid on each Repayment Date.

6.2	Floating Interest Rate. If:

(a)	the Borrower has specified a Floating Interest Rate pursuant to Clause 3.5(b); or

(b)	the Borrower has specified a Fixed Interest Rate pursuant to Clause 3.5(b) but thereafter for any reason whatsoever the Interest Make-up Agreement shall cease to be in effect,

the rate of interest on the Loan in respect of any Interest Period shall be the Floating Interest Rate applicable for that Interest Period and the following provisions of this Clause 6 shall apply (in the case of the circumstances referred to in paragraph (b) above, with effect from the date on which the Interest Make-up Agreement ceases to be in effect, with such consequential amendments as shall be necessary to give effect to the switch from a Fixed Interest Rate to a Floating Interest Rate).

6.3	Payment of Floating Interest Rate. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall accrue on the actual number of days elapsed based upon a 360 day year and shall be paid by the Borrower on the last day of that Interest Period.

6.4	Notification of Interest Periods and Floating Interest Rate. The Agent shall notify the Borrower and each Lender of each Floating Interest Rate and the duration of each Interest Period as soon as reasonably practicable after each is determined and no later than the Quotation Date.

6.5	Market disruption. The following provisions of this Clause 6 apply if:

(a)	No rate is quoted on “Reuters Page LIBOR 01” (or any other page replacing it) and the Lenders do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than [*] per cent of the Loan (or, if the Loan has not been made, Commitments amounting to more than [*] per cent of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

6.6	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 6.5 which have caused its notice to be given.

6.7	Suspension of drawdown. If the Agent’s notice under Clause 6.5 is served before the Loan is made:

(a)	in a case falling within Clauses 6.5(a) or 6.5(b), the Lenders’ obligations to make the Loan;

(b)	in a case falling within Clause 6.5(c), the Affected Lender’s obligation to participate in the Loan;

shall be suspended while the circumstances referred to in the Agent’s notice continue.

6.8	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 6.6 is served after the Loan is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on, which the Agent serves its notice under Clause 6.6 (the “Negotiation Period”), an alternative interest rate or (at the case may be) an alternative basis for the Lenders or (as the case may be) the affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

6.9	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

6.10	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be), the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 6.10 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

6.11	Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 6.10, the Borrower may give the Agent not less than 15 Business Days’ notice of its intention to prepay at the end of the interest period set by the Agent.

6.12	Prepayment; termination of Commitments. A notice under Clause 6.11 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

6.13	Application of prepayment. The provisions of Clause 16 shall apply in relation to the prepayment.

7.	INTEREST PERIODS

7.1	Floating Interest Rate. This Clause 7 applies where the Borrower has specified a Floating Interest Rate pursuant to Clause 3.5(b).

7.2	Commencement of Interest Periods. The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

7.3	Duration of Interest Periods. Each Interest Period shall be 6 months and shall end on the next succeeding Repayment Date.

8.	CLAIMS OR DEFENCES MAY NOT BE OPPOSED TO THE LENDERS

8.1	Liability Preserved. The Borrower may not escape liability under the terms of this Agreement by opposing to the Lenders claims or defences of any kind whatsoever arising under the Shipbuilding Contract, and in particular from its performance, or from any other relationship between the Borrower and the Builder.

9.	SACE PREMIUM AND ITALIAN AUTHORITIES

9.1	SACE Premium. The estimated SACE Premium is due and payable in two instalments as follows:

(a)	the first instalment of the SACE Premium shall be paid to SACE within 30 days of the issue of the SACE Insurance Policy documentation in the form required by Clause 3.3(b) of this Agreement and shall be in such amount in Dollars as is calculated by the Agent to be the equivalent of EUR [*] converted at the Base Rate (the “First Instalment”); and

(b)	the second instalment of the SACE Premium shall be such amount in Dollars as is calculated by the Agent to be the product of (i) [*]% of the Loan actually advanced on the Drawdown Date LESS (ii) the amount of the First Instalment (the “Second Instalment”) and shall be payable on the Drawdown Date.

9.2	Reimbursement by the Borrower of the SACE Premium. The Borrower irrevocably agrees to pay the First Instalment, and to instruct the Lenders to pay the Second Instalment on behalf of the Borrower, as follows:

(a)	The First Instalment shall be paid to SACE by the Borrower through the Agent upon notification by the Agent to the Borrower (i) of the issue of the SACE Insurance Policy documentation in the form required by Clause 3.3(b) of this Agreement, and (ii) of the amount of the First Instalment.

(b)	The Borrower has requested and the Lenders have agreed to finance the payment of [*] per cent ([*]%) of the Second Instalment on the Drawdown Date in accordance with Clause 2.1(b) of this Agreement.

Consequently, the Borrower hereby irrevocably instructs the Agent on behalf of the Lenders to pay the Second Instalment to SACE on the Drawdown Date and to reimburse themselves by drawing under the Loan the amount of the Second Instalment in accordance with Clause 2.1(b) of this Agreement.

The Second Instalment financed by the Loan will be repayable in any event by the Borrower to the Lenders in the manner specified in Clause 5 and under any and all circumstances including but without limitation in the event of prepayment or acceleration of the Loan.

9.3	Italian Authorities.

(a)

The Borrower acknowledges and agrees that the Agent and the Lenders are entitled to provide the Italian Authorities with any information they may have relative to the Loan and the business of the Group, to allow the Italian Authorities to inspect all their records relating to this Agreement and the other Transaction Documents and to furnish them with copies thereof. Any such information relative to the Loan may also be given by any Italian Authorities to international institutions charged with collecting statistical data.

(b)	The Borrower acknowledges that, in the making of any decision or determination or the exercise of any discretion or the taking or refraining to take any action under this Agreement or any of the other Finance Documents, the Agent and the Lenders shall be deemed to have acted reasonably if they have acted on the instructions of either of the Italian Authorities.

(c)	Each Party further undertakes not to act in a manner which is inconsistent with the terms of the SACE Insurance Policy.

9.4	Refund. In accordance with the SACE Policy, the Borrower has the right to receive a refund of the first instalment of the SACE Premium referred to in Clause 9.1(a), provided that no Event of Default has occurred, in the event that no drawings have been made under this Agreement and the parties have mutually decided to cancel the SACE Insurance Policy following cancellation of the Total Commitments in accordance with Clause 16.1. In these circumstances, the Borrower may request in writing through the SACE Agent, and shall be entitled to receive from SACE through the SACE Agent, a refund of the first instalment of the SACE Premium subject to a deduction for SACE’s administrative charges as calculated by SACE in an amount of not less than 15% of the refund or EUR 3,000 (calculated at the exchange rate valid at the date of the refund request) whichever is the higher.

In no event shall the SACE Agent be liable for any refund of the SACE Premium to be made by SACE.

10.	FEES

10.1	Fees. The following fees shall be paid to the Agent by the Borrower as required hereunder:

(a)	for the Mandated Lead Arrangers and the SACE Agent, an arrangement fee in an amount and payable at the time separately agreed in writing between the Mandated Lead Arrangers, the SACE Agent and the Borrower;

(b)

for the Lenders, a commitment fee in Dollars for the period from the date of this Agreement to the Delivery Date of the Ship, or the date of receipt by the Agent of the written cancellation notice sent by the Borrower as described in Clause 14.1, whichever is the earliest, computed at the rate of [*] per cent ([*]%) per annum and calculated on the undrawn amount of the Maximum Loan Amount and payable in arrears on the date falling six (6) months after the date of this Agreement and on each date falling at the end of each following consecutive six (6) month period, with the exception of the commitment fee due in respect of the last period, which shall be paid on the Drawdown Date, or the date of receipt by the Agent of the written cancellation notice sent by the Borrower as described in Clause 16.1, whichever is the earliest, such commitment fee to be calculated on the actual number of days elapsed divided by three hundred and sixty (360);

For the purpose of the computation of the periodical commitment fee payable to the Lenders, the Maximum Loan Amount is assumed to be USD 608,082,164;

In the event the actual amount drawn under the Loan on the Delivery Date is higher, the Borrower shall on the Delivery Date pay the difference between the aggregate commitment fee amounts paid up to that date and the aggregate commitment fee computed on the actual amount to be drawn on the Delivery Date;

(c)	for the Agent, an agency fee of $[*] payable within ten (10) Business Days of the date of this Agreement and on or before each anniversary date thereof until total repayment of the Loan unless the Total Commitments are terminated pursuant to Clause 16.1.

11.	TAXES, INCREASED COSTS, COSTS AND RELATED CHARGES

11.1	Warranty. The Creditor Parties each warrant to the Borrower that as at the date of this Agreement there are no Taxes payable in France as a consequence of the signature or performance of this Agreement (other than Taxes payable by each of the Lenders on its overall net income). Each of the Lenders specified in Schedule 1 undertakes that: (i) its Facility Office is located in France at the date of this Agreement; and (ii) it will not relocate its Facility Office to another jurisdiction if such relocation could result in the imposition of Taxes in connection with signature or performance of this Agreement (other than Taxes payable by a Lender on its overall net income), it being agreed, for the avoidance of doubt, that each Lender shall be entitled at any time to relocate its Facility Office to another jurisdiction provided that such relocation does not affect the tax status of the transaction for the Borrower by reference to the tax status that would apply were its Facility Office to be located in France.

11.2	Taxes. All Taxes legally payable (other than Taxes payable by each of the Lenders on its overall net income) as a consequence of the signature or performance of this Agreement shall he paid by the Borrower. In consequence, all payments of principal and interest, interest on late payments, compensation, costs, fees and related charges, due in connection with this Agreement shall be made without any deduction or withholding in respect of Taxes. The Borrower therefore hereby agrees expressly that if for any reason full payment of the above amounts is not made, it will immediately pay the Lenders the sums necessary to compensate exactly the effect of the deductions or withholdings made in respect of Taxes. If the Borrower fails to perform this obligation, the Lenders shall be entitled, in accordance with Clause 18, either not to make available the Loan or, as the case may require, to require immediate repayment of the Loan.

If an additional payment is made under this Clause and any Lender or the Agent on its behalf determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender or the Agent (as the case may be) shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and provided that it has received the cash benefit of such credit, relief or remission, pay to the Borrower such amount as such Lender or the Agent shall in its reasonable opinion have concluded to be attributable to the relevant deduction or withholding. Any such payment shall be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing herein contained shall interfere with the right of any Lender and the Agent to arrange their respective tax affairs in whatever manner they think fit.

11.3	Increased Costs. If after the date of this Agreement by reason of:

(a)	any change in law or in its interpretation or administration; and/or

(b)	compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority including but without limitation the Basle Committee on Banking Regulations and Supervisory Practices whether or not having the force of law:

(i)	any of the Lenders incurs a cost as a result of its performing its obligations under this Agreement and/or its making available its Commitment hereunder; or

(ii)	there is any increase in the cost to any of the Lenders of funding or maintaining all or any of the advances comprised in a class of advances formed by or including its Commitment advanced or to be advanced by it hereunder; or

(iii)	any of the Lenders incurs a cost as a result of its having entered into and/or its assuming or maintaining its commitment under this Agreement; or

(iv)	any of the Lenders becomes liable to make any payment on account of Tax or otherwise (other than Tax on its overall net income) on or calculated by reference to the amount of its Commitment advanced or to be advanced hereunder and/or any sum received or receivable by it hereunder; or

(v)	any of the Lenders suffers any decrease in its rate of return as a result of any changes in the requirements relating to capital ratios, monetary control ratios, the payment of special deposits, liquidity costs or other similar requirements affecting that Lender, then the Borrower shall from time to time on demand pay to the Agent for the account of the relevant Lender or Lenders amounts sufficient to indemnify the relevant Lender or Lenders against, as the case may be, such cost, such increased cost (or such proportion of such increased cost as is in the reasonable opinion of the relevant Lender or Lenders attributable to the funding or maintaining of its or their Commitment(s) hereunder) or such liability.

A Lender affected by any provision of this Clause 11.3 shall promptly inform the Agent after becoming aware of the relevant change and its possible results (which notice shall be conclusive evidence of the relevant change and its possible results) and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change and its possible results. Without affecting the Borrower’s obligations under this Clause 11.3 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (if then possible) by changing its Facility Office or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

11.4	Transaction Costs. The Borrower undertakes to pay to the Agent, upon demand, all costs and expenses, duties and fees, including but without limitation agreed legal costs, out of pocket expenses and travel costs, incurred by the Mandated Lead Arrangers and the Lenders (but not including any bank which becomes a Lender after the date of this Agreement) in connection with the negotiation, preparation and execution of all agreements, guarantees, security agreements and related documents entered into, or to be entered into, for the purpose of the transaction contemplated hereby as well as all costs and expenses, duties and fees incurred by the Agent or the Lenders in connection with the registration, filing, enforcement or discharge of the said guarantees or security agreements, including without limitation the fees and expenses of legal advisers and insurance experts and the fees and expenses of SACE (including the fees and expenses of its legal advisers) payable by the Mandated Lead Arrangers to SACE, the cost of registration and discharge of security interests and the related travel and out of pocket expenses; the Borrower further undertakes to pay to the Agent all costs, expenses, duties and fees incurred by the Lenders and SACE in connection with any variation of this Agreement and the related documents, guarantees and security agreements, any supplements thereto and waiver given in relation thereto, in connection with the enforcement or preservation of any rights under this Agreement and/or the related guarantees and security agreements, including in each case the fees and expenses of legal advisers, and in connection with the consultations or proceedings made necessary or in the opinion of the Agent desirable by the acts of, or failure to act on the part of, the Borrower.

11.5	Costs of delayed Delivery Date. The Borrower undertakes to pay to the Agent, upon demand, any costs incurred by the Lenders in funding the Loan in the event that the Delivery Date is later than the Intended Delivery Date unless the Borrower has given the Agent at least three (3) Business Days’ notification of such delay in the Delivery Date.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Timing and repetition. The following applies in relation to the time at which representations and warranties are made and repeated:

(a)	the representations and warranties in Clause 12.2 are made on the date of this Agreement and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Finance Documents;

(b)	the representations and warranties in Clause 12.3 are made on the date of this Agreement and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on the date falling sixty (60) days before the Intended Delivery Date and thereafter on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Finance Documents; and

(c)	the representations and warranties in Clause 12.4 are made on the Delivery Date and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made thereafter on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Finance Documents.

12.2	Continuing representations and warranties. The Borrower represents and warrants to each of the Lenders that:

(a)	each Obligor is a limited liability company or body corporate duly organised, constituted and validly existing under the laws of the country of its formation or (as the case may be) incorporation, possessing perpetual existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted;

(b)	each Obligor has the power to enter into and perform this Agreement and those of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such other Transaction Documents and such transactions;

(c)	this Agreement and each other Transaction Document constitutes (or will constitute when executed) legal, valid and binding obligations of each Obligor expressed to be a party thereto enforceable in accordance with their respective terms and in entering into this Agreement and borrowing the Loan, the Borrower is acting on its own account;

(d)	the entry into and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with:

(i)	any law or regulation or any official or judicial order; or

(ii)	the constitutional documents of any Obligor; or

(iii)	any agreement or document to which any Obligor is a party or which is binding upon such Obligor or any of its assets,

nor result in the creation or imposition of any Security Interest on the Borrower or its assets pursuant to the provisions of any such agreement or document, except for Security Interests which qualify as Permitted Security Interests with respect to the Borrower;

(e)	except for:

(i)	the filing of UCC-1 Financing Statements against the Borrower in respect of those Financing Documents to which it is a party and which create Security Interests;

(ii)	the recording of the Mortgage in the office of the Maritime Administrator of the Republic of the Marshall Islands; and

(iii)	the registration of the Ship under an Approved Flag,

all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents to which any Obligor is a party and the transactions contemplated thereby have been obtained or effected and are in full force and effect except authorisations, approvals, consents, licences, exemptions, filings and registrations required in the normal day to day course of the operation of the Ship and not already obtained by the Borrower;

(f)	all information furnished by any Obligor relating to the business and affairs of any Obligor in connection with this Agreement and the other Transaction Documents was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

(g)	each Obligor has fully disclosed to the Agent all facts relating to each Obligor which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement;

(h)	the claims of the Creditor Parties against the Borrower under this Agreement will rank at least pari passu with the claims of all unsecured creditors of the Borrower (other than claims of such creditors to the extent that they are statutorily preferred) and in priority to the claims of any creditor of the Borrower who is also an Obligor;

(i)	the Borrower is and shall remain, after the advance to it of the Loan, solvent in accordance with the laws of the Marshall Islands and the United Kingdom and in particular with the provisions of the Insolvency Act 1986 (as from time to time amended) and the requirements thereof;

(j)	neither the Borrower nor any other Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the reorganisation, winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor has it sought any other relief under any applicable insolvency or bankruptcy law;

(k)	the consolidated audited accounts of both Guarantors for the period ending on (in the case of Prestige Holdings) 31 December 2007 or (in the case of Oceania Cruises) 31 December 2008 or (in relation to any date on which this representation and warranty is deemed to be repeated pursuant to Clause 12.1(a)) the latest available annual consolidated audited accounts of each Guarantor at the date of repetition (which accounts have been prepared in accordance with GAAP) fairly represent the financial condition of each Guarantor as shown in such audited accounts;

(l)	none of the Obligors nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, suit or execution in respect of their obligations under this Agreement or any of the other Transaction Documents or by any relevant or applicable law;

(m)	all the membership interest in the Borrower and all shares or membership interest in any Approved Manager which is a member of the Group shall be legally and beneficially owned directly or indirectly by (in the case of the Borrower) Oceania Cruises and (in the case of such Approved Manager) Prestige Holdings and such structure shall remain so throughout the Security Period;

(n)	the copies of the Shipbuilding Contract, any External Management Agreement, any charter and any charter guarantee being the subject of a Time Charter Assignment (if any) and any other relevant third party agreements including but without limitation the copies of any documents in respect of the Insurances delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and, subject to Clauses 13.14 and 13.24, no amendments thereto or variations thereof have been agreed nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable; and

(o)	any borrowing by the Borrower under this Agreement, and the performance of its obligations under this Agreement and the other Transaction Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

12.3	Semi-continuing representations and warranties. The Borrower represents and warrants to each of the Lenders that:

(a)	no event has occurred which constitutes a default under or in respect of any Transaction Document to which any Obligor or the Builder is a party or by which any Obligor or the Builder may be bound (including (inter alia) this Agreement) and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Obligor is a party or by which any Obligor may be bound to an extent or in a manner which might have a material adverse effect on the ability of that Obligor to perform its obligations under the Transaction Documents to which it is a party;

(b)	none of the assets or rights of the Borrower is subject to any Security Interest except any Security Interest which qualifies as a Permitted Security Interest with respect to the Borrower;

(c)	no litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which might, if adversely determined, have a material adverse effect on the ability of an Obligor to perform its obligations under the Transaction Documents to which it is a party;

(d)	to the best of its knowledge, each of the Obligors has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it;

(e)	each member of the Group has good and marketable title to all its assets which are reflected in the audited accounts referred to in Clause 12.2(k);

(f)	none of the Obligors has a place of business in any jurisdiction (except as already disclosed) which requires any of the Finance Documents to be filed or registered in that jurisdiction to ensure the validity of the Finance Documents to which it is a party;

(g)	each of the Obligors and each member of the Group:

(i)

is in compliance with all applicable federal, state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, water of the contiguous zone, ocean waters and international waters), including without limitation, laws, regulations, conventions and agreements relating to:

(A)	emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazard substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”); or

(B)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (such laws, regulations, conventions and agreements the “Environmental Laws”);

(ii)	has all permits, licences, approvals, rulings, variances, exemptions, clearances, consents or other authorisations required under applicable Environmental Laws (“Environmental Approvals”) and is in compliance with all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted;

(iii)	has not received any notice, claim, action, cause of action, investigation or demand by any other person, alleging potential liability for, or a requirement to incur, investigatory costs, clean-up costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorney’s fees and expenses or fines or penalties, in each case arising out of, based on or resulting from:

(A)	the presence or release or threat of release into the environment of any Material of Environmental Concern at any location, whether or not owned by such person; or

(B)	circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”); and

there are no circumstances that may prevent or interfere with such full compliance in the future.

There is no material Environmental Claim pending or threatened against any of the Obligors or any member of the Group.

There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any of the Obligors or any member of the Group.

12.4	Representations on the Delivery Date. The Borrower further represents and warrants to each of the Lenders that on the Delivery Date the Ship will be:

(a)	in its absolute and unencumbered ownership save as contemplated by the Finance Documents;

(b)	registered in its name under the laws and flag of the Maritime Registry;

(c)	classed with the highest classification available for a Ship of its type free of all recommendations and qualifications with Lloyd’s Register, RINA or Bureau Veritas;

(d)	operationally seaworthy and in compliance with all relevant provisions, regulations and requirements (statutory or otherwise) applicable to ships registered under the laws and flag of the Maritime Registry;

(e)	in compliance with the ISM Code, the ISPS Code and Annex VI;

(f)	insured in accordance with the provisions of Clause 13.20 and in compliance with the requirements therein in respect of such insurances; and

(g)	managed by the Approved Manager and, in the event that the Approved Manager is not a member of the Group, on and subject to the terms set out in the External Management Agreement.

13.	UNDERTAKINGS

13.1	General. The Borrower undertakes with each Creditor Party to comply with the following undertakings during the Security Period.

13.2	Information. The Borrower will provide to the Agent for the benefit of the Lenders (or will procure the provision of):

(a)	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its unaudited accounts for that year and a Certified Copy of the audited consolidated accounts of both Guarantors and their subsidiaries for that year (commencing with accounts made up to 31 December in the year in which the Drawdown Date occurs in the case of the Borrower and with accounts made up to 31 December 2007 in the case of the consolidated accounts of Prestige Holdings and up to 31 December 2008 in the case of the consolidated accounts of Oceania Cruises);

(b)	as soon as practicable (and in any event within ninety (90) days of the commencement of each financial year) its budgetary forecast for the two following years;

(c)	as soon as practicable (and in any event within forty-five (45) days of the end of the following month) a copy of the unaudited consolidated quarterly management accounts (including current and year-to-date profit and loss statements and balance sheet compared to the previous year and to budget) of each Guarantor;

(d)	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the Group as the Agent may reasonably request for the benefit of the Creditor Parties; and

(e)	details of any material litigation, arbitration or administrative proceedings which affect any company in the Group as soon as the same are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding Twenty million Dollars or the equivalent in another currency).

All accounts required under this Clause 13.2 shall be prepared in accordance with GAAP and shall fairly represent the financial condition of the relevant company.

13.3	Notification of default. The Borrower will notify the Agent of any Event of Default forthwith upon becoming aware of the occurrence thereof. Upon the Agent’s request from time to time the Borrower will issue a certificate stating whether any Obligor is aware of the occurrence of any Event of Default.

13.4	Consents and registrations. The Borrower will procure that (and will promptly furnish Certified Copies to the Agent on the request of the Agent of) all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it or any Obligor to perform its obligations under, and ensure the validity or enforceability of, each of the Transaction Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the Drawdown Date the Borrower will procure the filing or registration within applicable time limits of each Finance Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Finance Documents.

13.5	Negative pledge. The Borrower will not create or permit to subsist any Security Interest on the whole or any part of its present or future assets, except for the following:

(a)	Security Interests created with the prior consent of the Agent; or

(b)	Security Interests qualifying as Permitted Security Interests with respect to the Borrower and described in paragraphs (a) and (b) of the definition of “Permitted Security Interests” in Clause 1.1; or

(c)	Security Interests qualifying as Permitted Security Interests with respect to the Borrower and described in paragraphs (c), (e), (h) or (i) of such definition, provided that insofar as they are enforceable against the Ship they do not prevail over the Mortgage.

13.6	Disposals. Except in the case of a sale of the Ship if the completion of the sale is contemporaneous with prepayment of the Loan in accordance with the provisions of Clause 16.3 and except for charters and other arrangements complying with Clause 13.12, the Borrower shall not without the consent of the Majority Lenders, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of the Ship or any of the Ship’s equipment except m the case of items being replaced or renewed provided that the net impact is not a reduction in the value of the Ship.

13.7	Change of business. Except with the prior consent of the Agent, the Borrower shall not make or threaten to make any substantial change in its business as presently conducted, namely that of a single ship owning company for the Ship, or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Agent, the Borrower’s ability to perform its obligations hereunder.

13.8	Mergers. Except with the prior consent of the Lenders, the Borrower will not enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing nor will it acquire any equity, share capital or obligations of any corporation or other entity.

13.9	Maintenance of status and franchises. The Borrower will do all such things as are necessary to maintain its limited liability company existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

13.10	Financial records. The Borrower will keep proper books of record and account, in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Borrower in accordance with GAAP.

13.11	Financial indebtedness and subordination of indebtedness. The following restrictions shall apply:

(a)	otherwise than in the ordinary course of business as owner of the Ship, except as contemplated by this Agreement and except any loan, advance or credit extended by a Guarantor or any member of the Group which is a wholly owned subsidiary of Prestige Holdings, the Borrower will not create, incur, assume or allow to exist any financial indebtedness, enter into any finance lease or undertake any material capital commitment (including but not limited to the purchase of any capital asset); and

(b)

the Borrower shall procure that any and all indebtedness (and in particular with any other Obligor) is at all times fully subordinated to the Finance Documents and the obligations of the Borrower hereunder. Upon the occurrence of an Event of Default, the Borrower shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing such indebtedness. In this Clause 13.11(b) “fully subordinated” shall mean that any claim of the lender against the Borrower in relation to such indebtedness shall rank after and be in all respects subordinate to all of the rights and claims of the Creditor Parties under this Agreement and the other Finance Documents and that the lender shall not take any steps to enforce its rights to recover any monies owing to it by the Borrower and in particular but without limitation the lender will not institute any legal or quasi-legal proceedings under any jurisdiction at any time against the Ship, her Earnings or Insurances or the Borrower and it will not compete with the Creditor Parties or any of them in a liquidation or other winding-up or bankruptcy of the Borrower or in any proceedings in connection with the Ship, her Earnings or Insurances.

13.12	Pooling of earnings and charters. The Borrower will not without the prior written consent of the Agent enter into in respect of the Ship, nor permit to exist at any time following the Delivery Date:

(a)	any pooling agreement or other arrangement for the sharing of any of the Earnings or the expenses of the Ship except with a member of the Group and provided that it does not adversely affect the rights of the Creditor Parties under the Finance Documents in the reasonable opinion of the Agent; or

(b)	any demise or bareboat charter, provided however that such consent shall not be unreasonably withheld in the event that the Borrower wishes to enter into a bareboat charter in a form approved by the Agent with any company which is a member of the Group on condition that if so requested by the Agent and without limitation:

(i)	any such bareboat charterer shall enter into such deeds (including but not limited to a full subordination and assignment deed in respect of its rights under the bareboat charter and its interest in the Insurances and earnings payable to it arising out of its use of the Ship), agreements and indemnities as the Agent shall in its sole discretion require prior to entering into the bareboat charter with the Borrower; and

(ii)	the Borrower shall assign the benefit of any such bareboat charter and its interest in the Insurances to the Creditor Parties by way of further security for the Borrower’s obligations under the Finance Documents.; or

(c)	any charter whereunder two (2) months’ charterhire (or the equivalent thereof) is payable in advance in respect of the Ship; or

(d)	any charter of the Ship or employment which, with the exercise of options for extension, could be for a period longer than [*] ([*]) months; or

(e)	any time charter of the Ship with a company outside the Group, provided however that such consent shall not be unreasonably withheld in the event that:

(i)	the Borrower agrees to execute in favour of the Creditor Parties an assignment of such time charter, the Earnings therefrom and any guarantee of the charterer’s obligations thereunder substantially in the form of the relevant provisions of the Time Charter Assignment and as required by the Agent; and

(ii)	the Agent is satisfied that the income from such time charter will be sufficient to cover the expenses of the Ship and to service repayment of the Loan and all other amounts from time to time outstanding under this Agreement.

13.13	Loans and guarantees by the Borrower. Otherwise than in the ordinary course of business in its ownership and operation of the Ship following the Delivery Date, the Borrower will not make any loan or advance or extend credit to any person, firm or corporation or issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation.

13.14	Management and employment. The Borrower will not as from the Delivery Date:

(a)	permit any person other than the Approved Manager to be the manager of, including providing crewing services to, the Ship, acting upon terms approved in writing by the Agent and having entered into:

(i)	(in the case of the Approved Manager) an Approved Manager’s Undertaking; and

(ii)	(in the case of the Borrower if the Approved Manager is not a member of the Group) an External Management Agreement Assignment;

(b)	permit any amendment to be made to the terms of any External Management Agreement unless the amendment is advised by the Borrower’s tax counsel or is deemed necessary by the parties thereto to reflect the prevailing circumstances but provided that the amendment does not imperil the security to be provided pursuant to the Finance Documents or adversely affect the ability of any Obligor to perform its obligations under the Transaction Documents; or

(c)	permit the Ship to be employed other than within the Oceania brand.

13.15	Acquisition of shares. The Borrower will not acquire any equity, share capital, assets or obligations of any corporation or other entity or permit its membership interest to be held other than directly or indirectly by Oceania Cruises.

13.16

Trading with the United States of America. The Borrower shall in respect of the Ship take all reasonable precautions as from the Delivery Date to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America (as the same may be amended and/or re-enacted from time to time hereafter) or any similar legislation applicable to the Ship in any other jurisdiction in which the Ship shall trade (a “Relevant Jurisdiction”) where the Ship trades in the territorial waters of the United States of America or a Relevant Jurisdiction.

13.17	Further assurance. The Borrower will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to any of the Transaction Documents or the SACE Insurance Policy or securing to the Creditor Parties the full benefit of the rights, powers and remedies conferred upon the Creditor Parties or any of them in any such Transaction Document.

13.18	Valuation of the Ship. The following shall apply in relation to the valuation of the Ship:

(a)	the Borrower will from time to time (but at intervals no more frequently than annually at the Borrower’s expense unless an Event of Default has occurred and remains unremedied) following the Delivery Date and within thirty (30) days of receiving any request to that effect from the Agent, procure that the Ship is valued by an independent reputable shipbroker or shipvaluer experienced in valuing cruise ships appointed by the Borrower and approved by the Agent (which approval shall not be unreasonably withheld or delayed and such valuation to be made with or without taking into account the benefit or otherwise of any fixed employment relating to the Ship as the Agent may require);

(b)	the Borrower shall procure that forthwith upon the issuance of any valuation obtained pursuant to this Clause 13.18 a copy thereof is sent directly to the Agent for review; and

(c)	in the event that the Borrower fails to procure a valuation in accordance with Clause 13.1(a), the Agent shall be entitled to procure a valuation of the Ship on the same basis.

13.19	Earnings. The Borrower will procure that the Earnings (if any) are paid in full without set off and free and clear and without deduction for any taxes levies duties imposts charges fees restrictions or conditions of any nature whatsoever.

13.20	Insurances. The Borrower covenants with the Creditor Parties and undertakes with effect from the Delivery Date until the end of the Security Period:

(a)	to insure the Ship in its name and keep the Ship insured on an agreed value basis for an amount in the currency in which the Loan is denominated approved by the Agent but not being less than the greater of (x) [*] per cent ([*]%) of the amount of the Loan; and (y) the full market and commercial value of the Ship determined in accordance with Clause 13.18 from time to time through internationally recognised independent first class insurance companies, underwriters, war risks and protection and indemnity associations acceptable to the Agent in each instance on terms and conditions approved by the Agent including as to deductibles but at least in respect of:

(i)	fire and marine risks including but without limitation hull and machinery and all other risks customarily and usually covered by first-class and prudent shipowners in the London insurance markets under English marine policies or Agent-approved policies containing the ordinary conditions applicable to similar Ships;

(ii)	war risks and war risks (protection and indemnity) up to the insured amount;

(iii)	excess risks that is to say the proportion of claims for general average and salvage charges and under the running down clause not recoverable in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding the insured value;

(iv)	protection and indemnity risks with full standard coverage as offered by first-class protection and indemnity associations and up to the highest limit of liability available (for oil pollution risk the highest limit currently available is one billion Dollars (USD1,000,000,000) and this to be increased if reasonably requested by the Agent and the increase is possible in accordance with the standard protection and indemnity cover for Ships of its type and is compatible with prudent insurance practice for first class cruise shipowners or operators in waters where the Ship trades from time to time from the Delivery Date until the end of the Security Period);

(v)	when and while the Ship is laid-up, in lieu of hull insurance, normal port risks; and

(vi)	such other risks as the Agent may from time to time reasonably require;

and in any event in respect of those risks and at those levels covered by first class and prudent owners and/or financiers in the international market in respect of similar tonnage provided that if any of such insurances are also effected in the name of any other person (other than the Borrower and/or a Creditor Party) such person shall if so required by the Agent execute a first priority assignment of its interest in such insurances in favour of the Creditor Parties in similar terms mutatis mutandis to the relevant provisions of the General Assignment;

(b)	that the Agent shall take out mortgagee interest insurance on such conditions as the Agent may reasonably require and mortgagee interest insurance for pollution risks as from time to time agreed each for an amount in the currency in which the Loan is denominated of [*] per cent ([*]%) of the amount of the Loan, the Borrower having no interest or entitlement in respect of such policies; the Borrower shall upon demand of the Agent reimburse the Agent for the costs of effecting and/or maintaining any such insurance(s);

(c)	if the Ship shall trade in the United States of America and/or the Exclusive Economic Zone of the United States of America (the “EEZ”) as such term is defined in the US Oil Pollution Act 1990 (“OPA”), to comply strictly with the requirements of OPA and any similar legislation which may from time to time be enacted in any jurisdiction in which the Ship presently trades or may or will trade at any time during the existence of this Agreement and in particular before such trade is commenced and during the entire period during which such trade is carried on:

(i)	to pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to it for the Ship in the market;

(ii)	to make all such quarterly or other voyage declarations as may from time to time be required by the Ship’s protection and indemnity association and to comply with all obligations in order to maintain such cover, and promptly to deliver to the Agent copies of such declarations;

(iii)	to submit the Ship to such additional periodic, classification, structural or other surveys which may be required by the Ship’s protection and indemnity insurers to maintain cover for such trade and promptly to deliver to the Agent copies of reports made in respect of such surveys;

(iv)	to implement any recommendations contained in the reports issued following the surveys referred to in Clause 13.20(c)(iii) within the time limit specified therein and to provide evidence satisfactory to the Agent that the protection and indemnity insurers are satisfied that this has been done;

(v)	in particular strictly to comply with the requirements of any applicable law, convention, regulation, proclamation or order with regard to financial responsibility for liabilities imposed on the Borrower or the Ship with respect to pollution by any state or nation or political subdivision thereof, including but not limited to OPA, and to provide the Agent on demand with such information or evidence as it may reasonably require of such compliance;

(vi)	to procure that the protection and indemnity insurances do not contain a clause excluding the Ship from trading in waters of the United States of America and the EEZ or any other provision analogous thereto and to provide the Agent with evidence that this is so; and

(vii)	strictly to comply with any operational or structural regulations issued from time to time by any relevant authorities under OPA so that at all times the Ship falls within the provisions which limit strict liability under OPA for oil pollution;

(d)	to give notice forthwith of any assignment of its interest in the Insurances to the relevant brokers, insurance companies, underwriters and/or associations in the form approved by the Agent;

(e)	to execute and deliver all such documents and do all such things as may be necessary to confer upon the Creditor Parties legal title to the Insurances in respect of the Ship and to procure that the interest of the Creditor Parties is at all times filed with all slips, cover notes, policies and certificates of entry and to procure (a) that a loss payable clause in the form approved by the Agent shall be filed with all the hull, machinery and equipment and war risks policies in respect of the Ship and (b) that a loss payable clause in the form approved by the Agent shall be endorsed upon the protection and indemnity certificates of entry in respect of the Ship;

(f)	to procure that each of the relevant brokers and associations furnishes the Agent with a letter of undertaking in such form as may be required by the Agent and waives any lien for premiums or calls except in relation to premiums or calls solely attributable to the Ship;

(g)	punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances on the Ship and to produce all relevant receipts when so required by the Agent;

(h)	to renew each of the Insurances on the Ship at least five (5) days before the expiry thereof and to give immediate notice to the Agent of such renewal and to procure that the relevant brokers or associations shall promptly confirm in writing to the Agent that such renewal is effected it being understood by the Borrower that any failure to renew the Insurances on the Ship at least ten (10) days before the expiry thereof or to give or procure the relevant notices of such renewal shall constitute an Event of Default;

(i)	to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity and/or war risks association;

(j)	to furnish the Agent from time to time on request with full information about all Insurances maintained on the Ship and the names of the offices, companies, underwriters, associations or clubs with which such Insurances are placed;

(k)	not to agree to any variation in the terms of any of the Insurances on the Ship without the prior approval of the Agent nor to do any act or voluntarily suffer or permit any act to be done whereby any Insurances shall or may be rendered invalid, void, voidable, suspended, defeated or unenforceable and not to suffer or permit the Ship to engage in any voyage nor to carry any cargo not permitted under any of the Insurances without first obtaining the consent of the insurers or reinsurers concerned and complying with such requirements as to payment of extra premiums or otherwise as the insurers or reinsurers may impose;

(l)	not to settle, compromise or abandon any claim in respect of any of the Insurances on the Ship other than a claim of less than [*] Dollars ($[*]) or the equivalent in any other currency and not being a claim arising out of a Total Loss;

(m)	to apply or ensure the appliance of all such sums receivable in respect of the Insurances on the Ship for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance monies shall have been received;

(n)	that in the event of it making default in insuring and keeping insured the Ship as hereinbefore provided then the Agent may (but shall not be bound to) insure the Ship or enter the Ship in such manner and to such extent as the Agent in its discretion thinks fit and in such case all the cost of effecting and maintaining such insurance together with interest thereon at the Interest Rate shall be paid on demand by the Borrower to the Agent; and

(o)	that the Agent shall be entitled, immediately prior to the Delivery Date and thereafter no more frequently than annually on renewals but also additionally at any time when there is a proposed change of underwriters or the terms of any Insurances, to instruct independent reputable insurance advisers for the purpose of obtaining any advice or information regarding any matter concerning the Insurances which the Agent shall at its sole discretion deem necessary, it being hereby specifically agreed that the Borrower shall reimburse the Agent on demand for the costs and expenses incurred by the Agent in connection with the instruction of such advisers subject to a limit of Twenty five thousand Euro at the time of delivery of the Ship or in the event of a change of underwriters or of terms of any Insurances and otherwise Ten thousand Euro annually thereafter.

13.21	Operation and maintenance of the Ship. From the Delivery Date until the end of the Security Period at its own expense the Borrower will:

(a)	keep the Ship in a good and efficient state of repair so as to maintain it to the highest classification notation available for the Ship of its age and type free of all recommendations and qualifications with Lloyd’s Register, RINA or Bureau Veritas. On the Delivery Date and annually thereafter, it will furnish to the Agent a statement by such classification society that such classification notation is maintained. It will comply with all recommendations, regulations and requirements (statutory or otherwise) from time to time applicable to the Ship and shall have on board as and when required thereby valid certificates showing compliance therewith and shall procure that all repairs to or replacements of any damaged, worn or lost parts or equipment are carried out (both as regards workmanship and quality of materials) so as not to diminish the value or class of the Ship. It will not make any substantial modifications or alterations to the Ship or any part thereof which would reduce the market and commercial value of the Ship determined in accordance with Clause 13.18;

(b)	submit the Ship to continuous survey in respect of its machinery and hull and such other surveys as may be required for classification purposes and, if so required by the Agent, supply to the Agent copies in English of the survey reports;

(c)	permit surveyors or agents appointed by the Agent to board the Ship at all reasonable times to inspect its condition or satisfy themselves as to repairs proposed or already carried out and afford all proper facilities for such inspections;

(d)	comply, or procure that the Approved Manager will comply, with the ISM Code (as the same may be amended from time to time) or any replacement of the ISM Code (as the same may be amended from time to time) and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter:

(i)	hold, or procure that the Approved Manager holds, a valid Document of Compliance duly issued to the Borrower or the Approved Manager (as the case may be) pursuant to the ISM Code and a valid Safety Management Certificate duly issued to the Ship pursuant to the ISM Code;

(ii)	provide the Agent with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued; and

(iii)	keep, or procure that there is kept, on board the Ship a copy of any such Document of Compliance and the original of any such Safety Management Certificate;

(e)	comply, or procure that the Approved Manager will comply, with the ISPS Code (as the same may be amended from time to time) or any replacement of the ISPS Code (as the same may be amended from time to time) and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISPS Code and at all times thereafter:

(i)	keep, or procure that there is kept, on board the Ship the original of the International Ship Security Certificate required by the ISPS Code; and

(ii)	keep, or procure that there is kept, on board the Ship a copy of the ship security plan prepared pursuant to the ISPS Code;

(f)	comply with Annex VI (as the same may be amended from time to time) or any replacement of Annex VI (as the same may be amended from time to time) and in particular, without limitation, to:

(i)	(procure that the Ship’s master and crew are familiar with, and that the Ship complies with Annex VI; and

(ii)	maintain for the Ship throughout the Security Period a valid and current IAPPC and provide a copy to the Agent; and

(iii)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC;

(g)	not employ the Ship or permit its employment in any trade or business which is forbidden by any applicable law or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render it liable to condemnation in a prize court or to destruction, seizure or confiscation or that may expose the Ship to penalties. In the event of hostilities in any part of the world (whether war be declared or not) it will not employ the Ship or permit its employment in carrying any contraband goods;

(h)	promptly provide the Agent with (i) all information which the Agent may reasonably require regarding the Ship, its employment, earnings, position and engagements (ii) particulars of all towages and salvages and (iii) copies of all charters and other contracts for its employment and otherwise concerning it;

(i)	give notice to the Agent promptly and in reasonable detail upon the Borrower or any other Obligor becoming aware of:

(i)	accidents to the Ship involving repairs the cost of which will or is likely to exceed [*] Dollars ($[*]);

(ii)	the Ship becoming or being likely to become a Total Loss;

(iii)	any recommendation or requirement made by any insurer or classification society or by any competent authority which is not complied with, or cannot be complied with, within any time limit relating thereto and that might reasonably affect the maintenance of either the Insurances or the classification of the Ship;

(iv)	any writ or claim served against or any arrest of the Ship or the exercise of any lien or purported lien on the Ship, her Earnings or Insurances;

(v)	the Ship ceasing to be registered under the flag of the Maritime Registry or anything which is done or not done whereby such registration may be imperilled;

(vi)	it becoming impossible or unlawful for it to fulfil any of its obligations under the Finance Documents; and

(vii)	anything done or permitted or not done in respect of the Ship by any person which is likely to imperil the security created by the Finance Documents;

(j)

promptly pay and discharge all debts, damages and liabilities, taxes, assessments, charges, fines, penalties, tolls, dues and other outgoings in respect of the Ship and keep proper books of account in respect thereof provided always that the Borrower shall not be obliged to compromise any debts, damages and liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested debt, damage or liability which, either individually or in aggregate exceeds [*] Dollars ($[*]) shall forthwith be provided to the Agent. As and when the Agent may so require the Borrower will make such books available for inspection on behalf of the Agent and provide evidence satisfactory to the Agent that the wages and allotments and the insurance and pension contributions of the master and crew are being regularly paid, that all deductions of crew’s wages in respect of any tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred in the ordinary course of trading on the voyage then in progress or competed prior to such inspection;

(k)	maintain the type of the Ship as at the Delivery Date and not put the Ship into the possession of any person for the purpose of work being done on it in an amount exceeding or likely to exceed [*] Dollars ($[*]) unless such person shall first have given to the Agent a written undertaking addressed to the Agent in terms satisfactory to the Agent agreeing not to exercise a lien on the Ship or her Earnings for the cost of such work or for any other reason;

(l)	promptly pay and discharge all liabilities which have given rise, or may give rise, to liens or claims enforceable against the Ship under the laws of all countries to whose jurisdiction the Ship may from time to time be subject and in particular the Borrower hereby agrees to indemnify and hold the Creditor Parties, their successors, assigns, directors, officers, shareholders, employees and agents harmless from and against any and all claims, losses, liabilities, damages, expenses (including attorneys, fees and expenses and consultant fees) and injuries of any kind whatsoever asserted against the Creditor Parties, with respect to or as a result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the Ship or other properties owned or operated by the Borrower of any hazardous substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all governmental agencies, regardless of whether or not caused by or within the control of the Borrower subject to the following:

(i)	it is the parties’ understanding that the Creditor Parties do not now, have never and do not intend in the future to exercise any operational control or maintenance over the Ship or any other properties and operations owned or operated by the Borrower, nor in the past, presently, or intend in the future to, maintain an ownership interest in the Ship or any other properties owned or operated by the Borrower except as may arise upon enforcement of the Lenders’ rights under the Mortgage;

(ii)	unless and until an Event of Default shall have occurred and without prejudice to the right of each Lender to be indemnified pursuant to this Clause 13.21(1):

(A)	each Lender will, if it is reasonably practicable to do so, notify the Borrower upon receiving a claim in respect of which the relevant Lender is or may become entitled to an indemnity under this Clause 13.21(l); and

(B)	subject to the prior written approval of the relevant Lender which the Lender shall have the right to withhold, the Borrower will be entitled to take, in the name of the relevant Lender, such action as the Borrower may see fit to avoid, dispute, resist, appeal, compromise or defend any such claims, losses, liabilities, damages, expenses and injuries as are referred to above in this Clause 13.12(l) or to recover the same from any third party, subject to the Borrower first ensuring that the relevant Lender is secured to its reasonable satisfaction against all expenses thereby incurred or to be incurred;

provided always that the Borrower shall not be obliged to compromise any liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested liabilities which, either individually or in aggregate, exceed [*] Dollars ($[*]) shall be forthwith provided to the Agent. If the Ship is arrested or detained for any reason it will procure its immediate release by providing bail or taking such other steps as the circumstances may require;

(m)	give to the Agent at such times as it may from time to time reasonably require a certificate, duly signed on its behalf, as to the total amount of any debts, damages and liabilities relating to the Ship and details of such of those debts, damages and liabilities as are over a certain amount to be specified by the Agent at the relevant time and, if so required by the Agent, forthwith discharge such of those debts, damages and liabilities as the Agent shall require other than those being contested in good faith; and

(n)	maintain the registration of the Ship under and fly the flag of the Maritime Registry and not do or permit anything to be done whereby such registration may be forfeited or imperilled.

13.22	Irrevocable payment instructions. The Borrower shall modify, revoke or withhold the payment instructions set out in Clause 4.1 without the agreement of the Builder (in the case of Clause 4.1(a) only), the Agent and the Lenders.

13.23	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of a Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of Clause 13.23(c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 13.23(c), on behalf of any prospective new Lender) in order for the Agent and, such Lender or to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

13.24	Shipbuilding Contract. The Borrower shall not modify the Shipbuilding Contract, directly or indirectly, if, by reason of regulations which apply to a Lender, such modification would make such Lender’s Commitment impossible to fulfil or would change the substance or form of its Commitment. The Borrower will, therefore, submit to the Agent any proposals for modification which, in its opinion, might have such a consequence, and the Agent on behalf of the Lenders will indicate in a timely manner whether the modification proposed will allow the Loan to be maintained. On or about the last day of each successive period of three (3) months commencing on the date of this Agreement and on the date of the Drawdown Notice, the Borrower undertakes to provide the Agent with a copy of any Change Order entered into during that three (3) month or other period. The Borrower also undertakes to notify the Agent of any change in the Intended Delivery Date as soon as practicable after each change has occurred.

13.25	FOREX Contracts. The Borrower shall

(a)	provide the Agent with a copy of all FOREX Contracts together with all relevant details with ten (10) days of their execution; and

(b)	inform the Agent, when requested by the Agent, of its intended hedging policy for purchasing Euro with Dollars.

14.	SECURITY VALUE MAINTENANCE

14.1	Security Shortfall. If, upon receipt of a valuation of the Ship in accordance with Clause 13.18, the Security Value shall be less than the Security Requirement, the Agent may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall (unless the Ship has become a Total Less) either:

(a)	prepay within a period of 30 days of the date of receipt by the Borrower of the Agent’s said notice such sum in Dollars as will result in the Security Requirement after such repayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)	within 30 days of the data of receipt by the Borrower of the Agent’s said notice constitute to the reasonable satisfaction of the Agent such further security of the Loan as shall be reasonably acceptable to the Agent having a value for security purposes (as determined by the Agent in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

Clauses 14.2 and 14.4 shall apply to prepayments under Clause 14.1(a).

14.2	Costs. All costs in connection with the Agent obtaining any valuation of the Ship referred to in Clause 13.18, and obtaining any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to Clause 14.1(b) shall be borne by the Borrower.

14.3	Valuation of additional security. For the purpose of this Clause 14, the market value of any additional security provided or to be provided to the Agent shall be determined by the Agent in its absolute discretion without any necessity for the Agent assigning any reason thereto.

14.4	Documents and evidence. In connection with any additional security provided in accordance with this Clause 14, the Agent shall be entitled to receive such evidence and documents of the kind referred to in Clause 3 in respect of other Finance Documents as may in the Agent’s opinion be appropriate.

14.5	Cash or a letter of credit as additional security. For all purposes under this Clause 14, it is agreed and understood that:

(a)	cash or a letter of credit shall be an acceptable form of security provided that in the case of a letter of credit it is issued on such terms and by such first class bank as shall have been approved in writing by the Agent (acting in its reasonable discretion); and

(b)	the value of such cash for security purposes shall be equal to the amount of such cash and the value of such letter of credit for security purposes shall be equal to its stated amount.

15.	LETTER OF CREDIT PROVISIONS

15.1	Letter of Credit Option. The Borrower shall have the option of procuring the issue and delivery to the Agent (acting on behalf of the Lenders) by the Letter of Credit Issuer of the Letter of Credit (thereby avoiding a reduction in the Eligible Amount as a result of the Letter of Credit not being issued), such option to be exercised by fulfilling the following conditions:

(a)	the Letter of Credit shall be delivered to the Agent not later than the Letter of Credit Issue Date; and

(b)	unless the Letter of Credit has been issued to the Agent, acting on behalf of the Lenders, in the form of an MT 760 SWIFT message, a Certified Copy of an extract from the relevant corporate documentation of the Letter of Credit Issuer evidencing the signing provisions of the Letter of Credit Issuer together with a certificate of a competent officer of the Letter of Credit Issuer containing specimen signatures of the persons authorised to sign the Letter of Credit on behalf of the Letter of Credit Issuer shall be delivered to the Agent simultaneously with the Letter of Credit.

15.2	Drawings under Letter of Credit. The Agent shall be entitled to demand payment under the Letter of Credit (if issued pursuant to Clause 15.1) by delivering to the Letter of Credit Issuer in accordance with the provisions of the Letter of Credit.

(a)	a drawing certificate substantially in the form of Exhibit A to the Letter of Credit following the occurrence of an Event of Default; and

(b)	a drawing certificate substantially in the form of Exhibit B to the Letter of Credit in the event that the Letter of Credit Issuer notifies the Agent in accordance with the provisions of the Letter of Credit that it has elected not to extend the expiration date of the Letter of Credit (as from time to time renewed) at any time during the Security Period.

15.3	Application of drawings under Letter of Credit. All sums received by the Agent in respect of a drawing under the Letter of Credit (if issued pursuant to Clause 15.1) shall:

(a)	in the case of a drawing in the circumstances described in Clause 15.2(a), be applied by the Agent in accordance with Clause 19; or

(b)	in the case of a drawing in the circumstances described in Clause 15.2(b), be applied by the Agent in accordance with Clause 19 unless the Agent, acting with the authority of the Majority Lenders, agrees that such sums may be deposited into a cash collateral account pledged by the Borrower in favour of the Agent on terms reasonably acceptable to the Agent.

15.4	Release Certificate. The Agent undertakes with the Borrower to cause the Letter of Credit (if issued pursuant to Clause 15.1) to be entirely cancelled promptly upon the occurrence of any event specified in paragraphs (a), (b), (c), (d) or (e) below (each a “Letter of Credit Release Event”):

(a)	all indebtedness incurred under this Agreement has been repaid and/or paid in full; or

(b)	an amount equal to the stated amount of the Letter of Credit has been deposited into a cash collateral account pledged by an Obligor in favour of the Agent on terms reasonably acceptable to the Agent; or

(c)	pursuant to the sale of Prestige Holdings or one of more of its subsidiaries, the Agent has received a replacement letter of credit or other security on terms reasonably acceptable to the Agent; or

(d)	if (i) the Other Ship has been delivered, (ii) the indebtedness of Oceania Cruises in respect of its “R Series” ships has either been repaid in full or replaced on terms reasonably acceptable to the Agent, (iii) both Guarantors are in compliance with the financial covenants under their respective Guarantees for their current financial year as at the end of the most recently completed financial quarter of both Guarantors and (iv) to the extent this paragraph (d) is being invoked prior to 24 months following delivery of the Other Ship, both Guarantors shall, at the end of their most recent financial quarter, have a total debt to trailing 12-month EBITDA ratio of 3.5:1 or less and a total debt to total equity ratio of 2.5:1 or less (based on the definitions set forth in the Prestige Holdings Guarantee); or

(e)	this Agreement has been terminated for any reason prior to the Delivery Date.

16.	CANCELLATION AND PREPAYMENT

16.1	Cancellation. At any time prior to the delivery of a Drawdown Notice and not less than ninety (90) Business Days prior to the Intended Delivery Date, the Borrower may give notice to the Agent in writing that it wishes to cancel the Total Commitments in their entirety whereupon (without penalty to the Borrower but without prejudice to any liabilities of the Borrower including, without limitation, in respect of fees payable or accrued under this Agreement, arising prior to the date of such cancellation) the Total Commitments shall terminate upon the date specified in such notice.

16.2	Voluntary prepayment. The Borrower may prepay all or part of the Loan (but if in part being an amount that reduces the Loan by a minimum amount of one (1) repayment instalment of principal of the Loan) together with interest thereon without penalty provided the prepayment is made on the last day of an Interest Period and three (3) month’s prior written notice indicating the intended date of prepayment is given to the Agent and the SACE Agent, but the following amounts shall be payable to the Agent for the account of the Lenders or the Italian Authorities in the sum of:

(a)	if the Borrower has specified a Floating Interest Rate pursuant to Clause 3.5(b), the difference (if positive), calculated by the Lenders and notified by them to the Agent, between the actual cost for the Lenders of the funding for the Loan and the rate of interest for the monies to be invested by the Lenders, applied to the amounts so prepaid for the period from the said prepayment until the last day of the Interest Period during which the prepayment occurs (if prepayment does not occur on the last day of that Interest Period), details of any such calculation being supplied to the Borrower by the Agent on behalf of the Lenders; or

(b)	if the Borrower has selected the Fixed Interest Rate pursuant to Clause 3.5(b), the charges (if any) imposed on the Lenders by the Italian Authorities representing funding or breakage costs of the Italian Authorities.

16.3	Mandatory prepayment. The Borrower shall be obliged to prepay the whole of the Loan if:

(a)	the Ship is sold or becomes a Total Loss:

(i)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(ii)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Agent of the proceeds of insurance relating to such Total Loss; or

(b)	the SACE Insurance Policy is modified, suspended, terminated or rescinded unless caused by the wilful misconduct or gross negligence of a Creditor Party.

16.4	Other amounts. Any prepayment of the whole of the Loan shall he made together with all other sums due under this Agreement (including, without limitation, the compensation calculated in accordance with Clause 16.2).

16.5	Application of partial prepayment. Amounts prepaid shall be applied in accordance with Clause 19.1(b).

16.6	No reborrowing. Amounts prepaid may not be reborrowed.

17.	INTEREST ON LATE PAYMENTS

17.1	Default rate of interest. Without prejudice to the provisions of Clause 18 and without this Clause in any way constituting a waiver of terms of payment, all sums due by the Borrower under this Agreement will automatically bear interest on a day to day basis from the date when they are payable until the date of actual payment at a rate per annum equal to the higher of:

(a)	where the Floating Interest Rate is applicable, the aggregate of:

(i)	Overnight LIBOR;

(ii)	the Margin; and

(iii)	[*] per cent ([*]%) per annum; or

(b)	where the Fixed Interest Rate is applicable, the higher of:

(i)	the CIRR plus [*] per cent ([*]%) per annum; and

(ii)	Overnight LIBOR plus the Margin plus [*] per cent ([*]%) per annum.

17.2	Compounding of default interest. Any such interest will itself bear interest at the above rate if it is due for at least three (3) months and thereafter at three monthly intervals.

18.	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if any of the events or circumstances described in Clause 18.2 to 18.21 occur provided that if, at any time during the period commencing on the day after the date of this Agreement and ending on the date falling ninety (90) days before the intended Delivery Date (the “Restriction Period”), an event should occur that would constitute an Event of Default, the Agent shall not be entitled to serve any notice under Clause 18.22(a) during the Restriction Period unless the relevant event consists of:

(a)	a failure by the Borrower to comply with the provisions of Clauses 13.5, 13.6, 13.8 or 13.13;

(b)	the happening of any of the events specified in Clauses 18.2, 18.7, 18.8, 18.9, 18.10, 18.11, 18.12 or 18.13;

(c)	the repudiation or termination of the Shipbuilding Contract.

However, this provision shall not he interpreted as a waiver of:

(i)	the Agent’s right to serve any notice under Clause 18.22(a) in respect of any Event of Default that has occurred and that remains unremedied on the last day of the Restriction Period; or

(ii)	the obligation of any Obligor under any Finance Document prior to the last day of the Restriction Period including (without limitation) the punctual delivery to the Agent of any information which the Agent is entitled to receive under the provisions of any Finance Document and the prompt notification to the Agent of the occurrence of any Event of Default whether or not the Agent is entitled to serve any notice under Clause 18.22(a).

18.2	Non-payment. Any Obligor fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document and such failure is not remedied within three (3) Business Days of the due date or (if payable on demand) within three (3) Business Days of receiving the demand.

18.3	Non-remediable breaches. The Borrower fails to comply with the provisions of Clauses 13.5, 13.6, 13.8 or 13.13.

18.4	Breach of other obligations.

(a)	Any Obligor fails to comply with any prevision of any Finance Document (other than a failure to comply covered by any of the other provisions of Clauses 18.2 to 18.21) and in particular but without limitation either of the Guarantors fails to comply with the provisions of Clause 11 (Undertakings) of its Guarantee or there is any breach in the sole opinion of the Agent of any of the Underlying Documents provided that no Event of Default shall be deemed to have occurred if in the opinion of the Agent in its sole discretion, such failure or breach is capable of remedy and is remedied within the Relevant Period (as defined below) from the date of its occurrence, if the failure was known to that Obligor, or from the date the relevant Obligor is notified by the Agent of the failure, if the failure was not known to that Obligor, unless in any such case as aforesaid the Agent in its sole discretion considers that the failure or breach is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders, “Relevant Period” meaning for the purposes of this Clause thirty (30) days in respect of a remedy period commencing under this Clause not later than 30 September 2009 and fifteen (15) days in respect of a remedy period commencing after 30 September 2009; or

(b)	If there is a repudiation or termination of any Transaction Document or if any of the parties thereto becomes entitled to terminate or repudiate any of them and evidences an intention so to do.

18.5	Misrepresentation. Any representation, warranty or statement made or repeated in, or in connection with, any Transaction Document or the SACE Insurance Policy or in any accounts, certificate, statement or opinion delivered by or on behalf of any Obligor thereunder or in connection therewith is materially incorrect or misleading when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct.

18.6	Cross default.

(a)	Any event of default occurs under any financial contract or financial document relating to any Financial Indebtedness of the Borrower; or

(b)	any such Financial Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise; or

(c)	any other Financial Indebtedness of any member of the Group is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any Security Interest securing the same becomes enforceable by reason of default provided that no Event of Default will arise if the aggregate amount of the relevant Financial Indebtedness and liabilities secured by the relevant Security Interests is less than $[*] or its equivalent in other currencies; and

(d)	any other Security Interest over any assets of any member of the Group securing any alleged liability that does not qualify as Financial Indebtedness becomes enforceable where the alleged liability is in respect of a sum of, or sum aggregating, $[*] or its equivalent in other currencies, unless the alleged liability is being contested in good faith by appropriate means by the relevant Group member and the Agent is reasonably satisfied that the relevant member of the Group has reasonable grounds for succeeding in its action.

18.7	Winding-up. Any order is made or an effective resolution parsed or other action taken for the suspension of payments or reorganisation, dissolution, termination of existence, liquidation, winding-up or bankruptcy of any Obligor.

18.8	Moratorium or arrangement with creditors. A moratorium in respect of all or any debts of any Obligor or a composition to an arrangement with creditors of any Obligor or any similar proceeding or arrangement by which the assets of any Obligor are submitted to the control of its creditors is applied for, ordered or declared or any Obligor commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Financial Indebtedness.

18.9	Appointment of liquidators etc. A liquidator, trustee, administrator, receiver, administrative receiver, manager or similar officer is appointed in respect of any Obligor or in respect of all or any substantial part of the assets of any Obligor.

18.10	Insolvency. Any Obligor becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law.

18.11	Legal process. Any distress, execution, attachment or other process affects the whole or any substantial part of the assets of any Obligor and remains undischarged for a period of thirty (30) days or any uninsured judgment in excess of [*] Dollars ($[*]) following final appeal remains unsatisfied for a period of ten (10) days.

18.12	Analogous events. Anything analogous to or having a substantially similar effect to any of the events specified in Clauses 18.7 to 18.11 shall occur under the laws of any applicable jurisdiction.

18.13	Cessation of business. Any Obligor ceases to carry on all or a substantial part of its business.

18.14

Revocation of consents. Any authorisation, approval, consent, license, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply with any of its obligations under any of the Transaction Documents is materially adversely modified, revoked or withheld or does not remain in full force and effect and within ninety (90) days of the date of its occurrence such event is not remedied to the satisfaction of the Agent and the Agent considers in its sole discretion that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders provided that the Borrower shall not be entitled to the aforesaid ninety (90) day period if the modification, revocation or withholding of the authorisation, approval or consent is due to an act or omission of any Obligor and the Agent is satisfied in its sole discretion that the Lenders’ interests might reasonably be expected to be materially adversely affected.

18.15	Unlawfulness. At any time it is unlawful or impossible for any Obligor to perform any of its material (to the Creditor Parties or any of them) obligations under any Transaction Document to which it is a party or it is unlawful or impossible for the Creditor Parties or any Lender to exercise any of their or its rights under any of the Transaction Documents provided that no Event of Default shall be deemed to have occurred where the unlawfulness or impossibility does not relate to the payment obligation of any Obligor under any Transaction Document and is cured within the period of twenty one (21) days of the date of occurrence of the event giving rise to the unlawfulness or impossibility and the affected Obligor performs it obligation within such period.

18.16	Insurances. The Borrower fails to insure the Ship in the manner specified in Clause 13.20 or fails to renew the Insurances at least five (5) days prior to the date of expiry thereof and produce prompt confirmation of such renewal to the Agent provided that if the insurers withdraw their cover an Event of Default shall be deemed to have occurred upon Issue of the insurer’s notice of withdrawal.

18.17	Disposals. If the Borrower or any other Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor.

18.18	Prejudice to security. Anything is done or suffered or omitted to be done by any Obligor which in the reasonable opinion of the Agent would or might be expected to imperil the security created by any of the Finance Documents.

18.19

Governmental intervention. The authority of any Obligor in the conduct of its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within ninety (90) days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders provided that the Borrower shall not be entitled to the aforesaid ninety (90) day period if the seizure or intervention executed by any authority is due to an act or omission of any Obligor and the Agent is satisfied, in its sole discretion, that the Lenders’ interest might reasonably be expected to be materially adversely affected.

18.20	Letter of Credit. There shall occur a Letter of Credit Event of Default.

18.21	Other Loan Agreement. There shall occur an Event of Default (under and as defined in the Other Loan Agreement).

18.22	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(a)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(b)	serve on the Borrower a notice stating that the Loan (including but without limitation the amount representing the financed second installment of the SACE Premium), all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law including (without limitation) making a call under the Letter of Credit.

18.23	Termination of Commitments. On the service of a notice under Clause 18.22(a), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

18.24	Acceleration of Loan. On the service of a notice under Clause 18.22(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Obligor under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.25	Further amounts payable. Upon an acceleration of repayment of the Loan following an Event of Default the Borrower shall be liable to pay compensation calculated in accordance with Clause 16.2.

18.26	Multiple notices; action without notice. The Agent may serve notices under Clauses 18.22(a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 18.22(c) if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.27	Notification of Creditor Parties and Obligors. The Agent shall send to each Lender and each Obligor a copy or the text of any notice which the Agent serves on the Borrower under Clause 18.22; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Obligor with any form of claim or defence.

18.28	Lender’s rights unimpaired. Nothing in this Clause 18 shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clauses 2.4 and 2.5.

18.29	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Agent, shall have any liability to an Obligor:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset.

19.	APPLICATION OF SUMS RECEIVED

19.1	Receipts. Except as any Finance Document may otherwise provide, all sums received under this Agreement or any other Finance Document by the Agent, on behalf of the Lenders, or by any of the Lenders for any reason whatsoever will be applied:

(a)	in priority, to payments of any kind due or in arrears in the order of their due payment dates and first, to fees, charges and expenses, second, to interest payable pursuant to Clause 17, third, to interest payable pursuant to Clause 6, fourth, to the principal of the Loan payable pursuant to Clause 5 and, fifth, to any other sums due under this Agreement or any other Finance Document and, if relevant, pro rata to each of the Lenders; or

(b)	if no payments are in arrears or if these payments have been discharged as set out above, then and to sums remaining due under this Agreement or any other Finance Document and, if relevant, pro rata to each of the Lenders and in each case in inverse order of maturity, the interest being recalculated accordingly.

20.	INDEMNITIES

20.1

Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 17);

(d)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 18;

and in respect of any Tax (other than Tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers (i) any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount) and (ii) if the Borrower has selected the Fixed Interest Rate in accordance with Clause 3.5(b), any funding or breakage costs imposed by SIMEST as a consequence of (x) any total or partial prepayment of the Loan and/or (y) the Borrower deciding to switch from the Fixed Interest Rate to another interest rate after the Drawdown Date and/or (z) the Interest Make-up Agreement ceasing for any reason to be in effect; any such costs imposed by SIMEST shall be paid by the Borrowers to SIMEST through the Agent.

20.3	Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code or any Environmental Laws.

20.4	Currency indemnity. If any sum due from an Obligor to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against an Obligor, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (Paris time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20.6	Sums deemed due to a Lender. For the purposes of this Clause 20, a sum payable by the Borrower to the Agent for distribution to a Lender shall be treated as a sum due to that Lender.

21.	ILLEGALITY, ETC

21.1	Illegality. This Clause 21 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

21.2	Notification of illegality. The Agent shall promptly notify the Borrower, the Obligors and the other Lenders of the notice under Clause 21.1 which the Agent receives from the Notifying Lender.

21.3	Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 21.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 21.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution and shall pay compensation to the Notifying Lender calculated in accordance with Clause 16.2.

22.	SET-OFF

22.1	Application of credit balances. Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

22.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 22.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

22.3	Sums deemed due to a Lender. For the purposes of this Clause 22, a sum payable by the Borrower to the Agent for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

22.4	No Security Interest. This Clause 22 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders. Subject to this Clause 23 and the prior written consent of the Italian Authorities having been obtained, a Lender (the “Existing Lender”) may:

(a)	assign its rights; or

(b)	transfer by novation its rights and obligations, to another bank or financial institution (the “New Lender”).

23.2	Conditions of assignment or transfer.

(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed.

(c)	The assignment or transfer must be with respect to a minimum Commitment of [*] Dollars ($[*]) or, if less, the Existing Lender’s full Commitment.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Creditor Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

23.3	Assignment or transfer fee. The New Lender shall:

(a)	on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of [*] Euro (EUR [*]);

(b)	pay to the Agent, upon demand, all reasonable costs and expenses, duties and fees, including but without limitation legal costs and out of pocket expenses, incurred by the Agent or the Lenders in connection with any necessary amendment to or supplementing of the Transaction Documents or any of them or the SACE Insurance Policy as a consequence of the assignment or transfer; and

(c)	pay to the Agent, upon demand, such amount as is payable to the Italian Authorities to cover its costs of giving its approval under Clause 23.1.

23.4	Limitation of responsibility of Existing Lenders.

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Creditor Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise,

23.5	Permitted disclosure. Any Creditor Party may disclose to any of its Affiliates and to the following other persons:

(a)	any person with (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	any person to (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(c)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(d)	any other Creditor Party, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person’s employ or duties;

(e)	or any employee, officer, director or representative of any Italian Authorities which needs to know such information or receive such document in the course of such person’s employ or duties;

(f)	a Guarantor or any other member of the Group, or any employee, officer, director or representative of such entity which needs to know such information or receive such document in the course of such person’s employ or duties; or

(g)	auditors, insurance and reinsurance brokers, insurers and reinsurers and professional advisers, including legal advisers, which need to know such information, any information about any Obligor, this Agreement and the other Finance Documents as that Creditor Party shall consider appropriate. Each of the Creditor Parties may also disclose to the Builder, or any employee, officer, director or representative of the Builder which needs to know such information or receive such document in the course of such person’s employ or duties, such information about any Obligor, this Agreement and the other Finance Documents as that Creditor Party reasonably considers normal practice for an export credit.

23.6	Assignment or transfer to SACE. Notwithstanding the above provisions of this Clause 23:

(a)	each Lender and the Agent shall, if so instructed by SACE in accordance with the provisions of the SACE Insurance Policy and without any requirement for the consent of the Borrower, assign its rights or (as the case may be) transfer its rights and obligations to SACE, which assignment or transfer shall take effect upon the date stated in the relevant documentation; and

(b)	the Agent shall promptly notify the Borrower of any such assignment or transfer to SACE and the Borrower shall pay to the Agent, upon demand, all reasonable costs and expenses, duties and fees, including but without limitation legal costs and out of pocket expenses, incurred by the Agent or the Lenders in connection with any such assignment or transfer.

24.	CHANGES TO THE OBLIGORS

24.1	No change without consent. No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.	ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

25.1	Appointment of the Agent.

(a)	Each other Creditor Party appoints the Agent to act as its agent under and in connection with this Agreement and the other Finance Documents and the SACE Insurance Policy.

(b)	Each other Creditor Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent.

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the other Creditor Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Creditor Party (other than the Agent or a Mandated Lead Arranger) under this agreement it shall promptly notify the other Creditor Parties.

(e)	The Agent’s duties under the Finance Documents are solely administrative in nature.

25.3	Role of the Mandated Lead Arrangers. None of the Mandated Lead Arrangers has any obligations of any kind to any other Party under or in connection with any Transaction Document or the SACE Insurance Policy.

25.4	No fiduciary duties.

(a)	Nothing in this Agreement constitutes the Agent or any of the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any of the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Guarantors. The Agent and each of the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Affiliate or subsidiary of the Guarantors.

25.6	Rights and discretions of the Agent.

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Event of Default has occurred (unless it has actual knowledge of an Event of Default); and

(ii)	any right, power, authority or discretion vested in any Party or the Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as the Agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any of the Mandated Lead Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Lenders’ instructions.

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall:

(i)	exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as the Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Creditor Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated value added tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)	Notwithstanding anything to the contrary, the Lenders agree that if the Agent (acting in its sole discretion) is of the opinion that, or if any Lender notifies the Agent that it is of the opinion that, the prior approval of SACE should be obtained in relation to the exercise or non-exercise by the Agent or the Lenders of any power, authority or discretion specifically given to them under or in connection with the Finance Documents or in relation to any other incidental rights, powers, authorities or discretions, then the Agent shall seek such approval of SACE prior to such exercise or non-exercise,

25.8	Responsibility for documentation. The Agent is not responsible for;

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, a Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Transaction Document or the SACE Insurance Policy; nor for

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the SACE Insurance Policy or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Transaction Document or the SACE Insurance Policy.

25.9	Exclusion of liability.

(a)	Without limiting Clause 25.9(b), the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or the SACE Insurance Policy and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents or the SACE Insurance Policy to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or a Mandated Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or a Mandated Lead Arranger.

25.10	Lenders’ indemnity to the Agent. Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent.

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Creditor Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Creditor Parties and the Borrower, in which case the Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Lenders have not appointed a successor Agent in accordance with Clause 25.11(b) within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with SACE, the Lenders may, by notice to the Agent, require it to resign in accordance with Clause 25.11(b). In this event, the Agent shall resign in accordance with Clause 25.11(b).

25.12	Confidentiality.

(a)	In acting as agent for the Creditor Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders. The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

25.14	Credit appraisal by the Lenders. Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any

Finance Document, each Lender confirms to the Agent and each of the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Guarantors and each subsidiary of the Guarantors;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Deduction from amounts payable by the Agent. If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.16	SACE Agent. Where the context permits, references to the Agent shall include the SACE Agent. The Agent and the SACE Agent shall be the same entity throughout the Security Period.

26.	CONDUCT OF BUSINESS BY THE CREDITOR PARTIES

26.1	No provision of this Agreement will:

(a)	interfere with the right of any Creditor Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Creditor Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Creditor Parry to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE CREDITOR PARTIES

27.1	Payments to Creditor Parties. If a Creditor Party (a “Recovering Creditor Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 27 and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Creditor Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Creditor Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 19 and Clause 28), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Creditor Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Creditor Party as its share of any payment to be made, in accordance with Clause 19 and Clause 28.

27.2	Redistribution of payments. The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Creditor Parties (other than the Recovering Creditor Party) in accordance with Clause 19 and Clause 28.

27.3	Recovering Finance Party’s rights.

(a)	On a distribution by the Agent under Clause 27.2, the Recovering Creditor Party will, if possible under the relevant applicable laws, be subrogated to the rights of the Creditor Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Creditor Party is not able to rely on its rights under Clause 27.3(a), the relevant Obligor shall be liable to the Recovering Creditor Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution. If any part of the Sharing Payment received or recovered by a Recovering Creditor Party becomes repayable and is repaid by that Recovering Creditor Party, then:

(a)

each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 shall, upon request of the Agent, pay to the Agent for account of that Recovering Creditor Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Creditor Party for its proportion of any interest on the Sharing Payment which that Recovering Creditor Party is required to pay); and

(b)	that Recovering Creditor Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions.

(a)	This Clause 27 shall not apply to the extent that the Recovering Creditor Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Creditor Party is not obliged to share with any other Creditor Party any amount which the Recovering Creditor Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Creditor Party of the legal or arbitration proceedings; and

(ii)	that other Creditor Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS

28.1	Payments to the Agent.

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

(c)	Payment shall be made before 11.00 a.m. New York time or 11.00 a.m. Paris time (in the case of a payment in Euro).

(d)	For each payment by the Borrower, it shall notify the Agent on the third Business Day prior to the due date for payment that it will issue to its bank (which shall be named in such notification) to make the payment.

28.2	Distributions by the Agent. Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3, Clause 28.4 and Clause 28.15 be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

28.3	Distributions to an Obligor. The Agent may in accordance with Clause 22 apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback.

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	No set-off by Obligors. All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.6	Business Days.

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or unpaid sum under this Agreement interest is payable on the principal or unpaid sum at the rate payable on the original due date.

28.7	Currency of account.

(a)	Subject to Clauses 28.7(b) and 28.7(c) Dollars is the currency of account and payment for any sum from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

28.8	Change of currency.

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Lenders and the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Lenders and the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

29.	GOVERNING LAW

29.1	Law. This Agreement is governed by English law.

30.	ENFORCEMENT

30.1	Jurisdiction of English courts. The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Clause 30.1 is for the benefit of the Creditor Parties only. As a result, no Creditor Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any Creditor Party may take concurrent proceedings in any number of jurisdictions.

30.2	Service of process. Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints EC3 Services Limited of 51 Eastcheap, London EC3M 1JP, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

31.	SCHEDULES

31.1	Integral Part. The schedules form an integral part of this Agreement.

32.	NOTICES

32.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

32.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	8300 NW 33rd Street #308
Miami, FL 33122, USA

Fax No. (00) 1 305 514 2297

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent or the SACE	9 quai du Président Paul Doumer
	Agent:	92920 Paris La Défense Cedex
Paris

Fax No.: (33) 1 41 89 29 87
Attn: Shipping Group
Mr. Guy-Olivier Bygodt

and

Fax No.: (33) 1 41 89 19 34
Attn: Shipping Middle Office
Ms. Sylvie Godet-Couery

or to such other address as the relevant party may notify the Agent, or if the relevant party is the Agent, the Borrower, the Lenders and the Borrower.

32.3	Effective date of notices. Subject to Clauses 32.4 and 32.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

32.4	Service outside business hours. However, if under Clause 32.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 6 p.m. local time;

(c)	the notice shall (subject to Clause 32.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

32.5	Illegible notices. Clauses 32.3 and 32.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

32.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

32.7	English language. Any notice under or in connection with a Finance Document shall be in English.

32.8	Meaning of “notice”. In this Clause 32, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

33.	SUPPLEMENTAL

33.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

33.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

33.3	Counterparts. A Finance Document may be executed in any number of counterparts.

33.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement provided that nothing in this Clause shall limit or prejudice the exercise by SACE of its rights under this Agreement or the Finance Documents in the event that such rights are subrogated or assigned to it pursuant to the terms of the SACE Insurance Policy.

33.5	No waiver. No failure or delay on the part of a Creditor Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof by the Creditor Parties or the exercise by the Creditor Parties of any other right, power or privilege. The rights and remedies of the Creditor Parties herein provided are cumulative and not exclusive of any rights or remedies provided by law.

33.6	Writing required. This Agreement shall not be capable of being modified otherwise than by an express modification in writing signed by the Borrower, the Agent and the Lenders.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Facility Office	Commitment
(%)

Calyon	9 quai du Président Paul Doumer	[*]%
92920 Paris La Défense Cedex
France

Société Générale	29 boulevard Haussmann	[*]%
75009 Paris
France

SCHEDULE 2

FORM OF DRAWDOWN NOTICE

To:	[Calyon]

Attention: [Loans Administration]

[—]

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [—] July 2008 and made between ourselves, as Borrower, the Lenders and Mandated Lead Arrangers referred to therein, and yourselves as Agent in connection with a facility of the Dollar Equivalent of up to EUR 349,520,718. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:-

(a)	Amount: US$[—];

(b)	Drawdown Date: [—];

(c)	[Duration of the first Interest Period shall be [—] months;]

(d)	Payment instructions: [to be completed].

3	We represent and warrant that:

(a)	the representations and warranties in Clauses 12.2 and 12.3 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Agent.

5	We authorise you to deduct the commitment fee accrued and unpaid referred to in Clause 10.1(b) from the amount of the Loan.

[Name of Signatory]

Director for and on behalf of
RIVIERA NEW BUILD, LLC

SCHEDULE 3

DOCUMENTS TO BE PRODUCED BY THE BUILDER

TO THE AGENT ON DELIVERY

Certified Copy of the commercial invoice evidencing payment by the Borrower and receipt by the Builder of the instalments already paid pursuant to the Shipbuilding Contract and the Final Contract Price, duly executed by the Builder in favour of the Borrower and countersigned by the Borrower.

Certified cony of bank statements evidencing receipt by the Builder of the first, second, third and fourth instalments of the Initial Contract Price (as described in Recital (B)).

Certified Copy of the Protocol of Delivery and Acceptance, duly executed by the Builder and the Borrower.

Certified Copy of the declaration of warranty, duly executed by the Builder confirming that the Ship is delivered to the Borrower free and clear of all encumbrances whatsoever.

Certified Copy of the commercial invoice(s) corresponding to the Change Orders (if any) or any other similar document issued by the Builder stating the Change Order Amount, duly executed by the Builder in favour of the Borrower and countersigned by the Borrower.

Certified copy of certificate duly executed by the Builder attesting the exit of goods from the country of origin in the forms provided by the laws in force and representation duly signed by the Builder specifying the origin of the exported goods and in which there are declared all the amounts transferred abroad for any reason regarding the performance of the Shipbuilding Contract.

Certified copy of the acknowledgement of the notice of assignment of the Borrower’s rights under the post-delivery warranty given by the Builder under the Shipbuilding Contract pursuant to the Post-Delivery Assignment.

Certified Copy of the power of attorney pursuant to which the authorised signatory of the Builder signed the documents referred to in this Schedule 3 and a specimen of his signature.

Certified Copy of the Exporter’s Declaration to SIMEST duly executed by the Builder and delivered to SIMEST (where the Fixed Interest Rate has been selected).

EXECUTION PAGES

BORROWER
SIGNED by	)
FRANK J. DEL RIO	)
for and on behalf of	)
RIVIERA NEW BUILD, LLC	)
in the presence of:	)

Luis San Miguel
CFO Oceania Cruises

LENDERS

SIGNED by	)
GEOFFREY D. FERRER	)
for and on behalf of	)
CALYON	)
in the presence of:	)

Luis San Miguel
CFO Oceania Cruises

SIGNED by	)
GEOFFREY D. FERRER	)
for and on behalf of	)
SOCIETE GENERALE	)
in the presence of:	)

Luis San Miguel
CFO Oceania Cruises

MANDATED LEAD ARRANGERS

SIGNED by	)
GEOFFREY D. FERRER	)
for and on behalf of	)
CALYON	)
in the presence of:	)

Luis San Miguel
CFO Oceania Cruises

SIGNED by	)
SOCIETE GENERALE	)
for and on behalf of	)
GEOFFREY D. FERRER	)
in the presence of:	)

Luis San Miguel
CFO Oceania Cruises

AGENT AND SACE AGENT

SIGNED by	)
GEOFFREY D. FERRER	)
for and on behalf of	)
CALYON	)
in the presence of:	)

Luis San Miguel
CFO Oceania Cruises

IRREVOCABLE LETTER OF CREDIT NUMBER [**BANK TO INSERT**]

[**BANK TO INSERT DATE OF ISSUANCE**]

BENEFICIARY:

CALYON, AS AGENT FOR THE LENDERS UNDER THE LOAN AGREEMENT, DATED [**DATE TO BE INSERTED**] BETWEEN RIVIERA NEW BUILD LLC AS BORROWER, THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 THERETO AS LENDERS, CALYON AND SOCIETE GENERALE AS MANDATED LEAD ARRANGERS AND CALYON AS AGENT AND SACE AGENT WITH RESPECT TO THE LOAN AGREEMENT DATED              2008 IN RESPECT OF THE FINANCING OF VESSEL HAVING HULL NO 6195 (THE “LOAN AGREEMENT”)

9, QUAI DU PRESIDENT PAUL DOUMER

92920 PARIS LA DEFENSE CEDEX, FRANCE

LADIES & GENTLEMEN:

WE, [—] OF [—] (THE “BANK”), HEREBY ISSUE IN FAVOR OF CALYON, AS AGENT FOR THE LENDERS UNDER THE LOAN AGREEMENT, AS BENEFICIARY, OUR IRREVOCABLE LETTER OF CREDIT NO. [**BANK TO INSERT**], EFFECTIVE IMMEDIATELY, FOR ACCOUNT OF OCEANIA VESSEL FINANCE, LTD. (THE “APPLICANT”), IN AN AMOUNT OF U.S. [**TO BE INSERTED ON THE DATE OF ISSUANCE**] (AS SUCH AMOUNT MAY BE REDUCED FROM TIME TO TIME AS PROVIDED HEREIN, THE “STATED AMOUNT”).

THIS LETTER OF CREDIT IS ISSUED IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THE LOAN AGREEMENT.

THE STATED AMOUNT IS AVAILABLE TO YOU HEREUNDER IN IMMEDIATELY AVAILABLE FUNDS AGAINST PRESENTATION TO US AT OUR OFFICE LOCATED AT [**BANK TO INSERT ADDRESS**], ATTENTION: [**BANK TO INSERT**] OF YOUR APPROPRIATELY COMPLETED DRAWING CERTIFICATE IN THE FORM OF EXHIBIT A ATTACHED HERETO.

SUBJECT TO THE TERMS AND CONDITIONS HEREOF, DRAWING CERTIFICATES MAY BE PRESENTED HEREUNDER FROM TIME TO TIME ON ONE OR MORE OCCASIONS BY FACSIMILE TRANSMISSION TO FAX NO. [**BANK TO INSERT**] AND ORIGINAL BY OVERNIGHT COURIER PROVIDED THAT FAILURE OF RECEIPT OF FACSIMILE TRANSMISSION IS NO REASON FOR DISHONOR IF THE ORIGINAL IS RECEIVED BY COURIER.

IF A DRAWING CERTIFICATE IS RECEIVED BY THE BANK AT OR PRIOR TO 1:00 P.M., NEW YORK CITY TIME ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAWING CERTIFICATE CONFORMS TO THE TERMS AND CONDITIONS HEREOF, PAYMENT OF THE DRAWING AMOUNT SHALL BE MADE TO BENEFICIARY IN IMMEDIATELY AVAILABLE FUNDS ON THE SECOND BUSINESS DAY THEREAFTER. IF A DRAWING CERTIFICATE IS RECEIVED BY THE BANK AFTER 1:00 P.M., NEW YORK CITY TIME, ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAWING

CERTIFICATE CONFORMS TO THE TERMS AND CONDITIONS HEREOF, PAYMENT OF THE DRAWING AMOUNT SHALL BE MADE TO BENEFICIARY IN IMMEDIATELY AVAILABLE FUNDS ON THE THIRD FOLLOWING BUSINESS DAY.

IF A DEMAND FOR PAYMENT MADE OR DRAWING CERTIFICATE PRESENTED HEREUNDER BY BENEFICIARY DOES NOT CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, THE BANK SHALL GIVE BENEFICIARY NOTICE BY FACSIMILE TRANSMISSION AND OVERNIGHT COURIER DELIVERY WITHIN TWO BUSINESS DAYS OF PRESENTMENT THAT THE DEMAND FOR PAYMENT OR DRAWING CERTIFICATE WAS NOT MADE IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, STATING THE REASONS THEREFORE AND THAT THE BANK WILL RETURN SAME TO BENEFICIARY. UPON BEING NOTIFIED OF A NON-CONFORMING DEMAND OR DRAWING CERTIFICATE, BENEFICIARY MAY ATTEMPT TO CORRECT SUCH DEMAND OR DRAWING CERTIFICATE TO THE EXTENT THAT IT IS ENTITLED TO DO SO.

THE STATED AMOUNT SHALL BE REDUCED PERMANENTLY BY THE AMOUNT OF EACH DRAWING HONORED BY THE BANK.

AS USED HEREIN, THE TERM BENEFICIARY SHALL MEAN CALYON, AS AGENT FOR THE LENDERS UNDER THE LOAN AGREEMENT OR ANY SUCCESSOR BY OPERATION OF LAW TO CALYON, AS AGENT FOR THE LENDERS UNDER THE LOAN AGREEMENT OR ANY SUCCESSOR AGENT APPOINTED IN PLACE OF CALYON UNDER THE LOAN AGREEMENT.

THE BENEFICIARY MAY ASSIGN OR TRANSFER ITS RIGHTS UNDER AND IN CONNECTION WITH THIS LETTER OF CREDIT TO SERVIZI ASSICURATIVI DEL COMMERCIO ESTERO - SACE SPA (“SACE”) AND, UPON NOTIFICATION BY THE BENEFICIARY TO THE BANK OF THE TRANSFER TO SACE, THE TRANSFER SHALL BE DEEMED TO BE EFFECTED AS OF THE DATE OF SUCH NOTIFICATION WITHOUT THE CONSENT OF THE BANK AND THEREAFTER SACE SHALL BE THE BENEFICIARY HEREUNDER AND RULE 6.02 (b) (iii) OF INTERNATIONAL STANDBY PRACTICES 1998 (INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION 590) (THE “ISP98”) SHALL NOT APPLY

AS USED IN THIS LETTER OF CREDIT “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN NEW YORK CITY ARE REQUIRED OR AUTHORIZED TO CLOSE.

THIS LETTER OF CREDIT SHALL EXPIRE AT THE BANK’S OFFICE LOCATED AT [**BANK TO INSERT ADDRESS**], ATTENTION: [**BANK TO INSERT**] WITH OUR CLOSE OF BUSINESS ON [**BANK TO INSERT DATE 1 YEAR FROM ISSUANCE DATE**], (THE “EXPIRATION DATE”), UNLESS EXTENDED AS PROVIDED FOR BELOW.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT THE EXPIRATION DATE WILL BE AUTOMATICALLY EXTENDED, WITHOUT AMENDMENT, FOR A PERIOD OF AT LEAST ONE YEAR ON [**BANK TO INSERT DATE 1 YEAR FROM ISSUANCE DATE**], AND ON EACH SUCCESSIVE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO ITS EXPIRATION DATE THE BANK NOTIFIES THE BENEFICIARY BY

FACSIMILE TRANSMISSION AND OVERNIGHT COURIER, THAT THE BANK ELECTS NOT TO SO EXTEND THE EXPIRATION DATE FOR SUCH ADDITIONAL PERIOD. UPON RECEIPT BY THE BENEFICIARY OF SUCH NOTICE THE BENEFICIARY MAY MAKE A SINGLE DRAWING HEREUNDER FOR UP TO THE THEN AVAILABLE STATED AMOUNT BY PRESENTING TO THE BANK THE BENEFICIARY’S DRAWING CERTIFICATE IN THE FORM ATTACHED HERETO AS EXHIBIT B.

NOTWITHSTANDING ANY REFERENCE IN THIS LETTER OF CREDIT TO OTHER DOCUMENTS, INSTRUMENTS OR AGREEMENTS OR REFERENCES IN SUCH OTHER DOCUMENTS, INSTRUMENTS OR AGREEMENTS TO THIS LETTER CREDIT, THIS LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF THE BANK’S UNDERTAKING AND ANY SUCH DOCUMENTS, INSTRUMENTS OR AGREEMENTS SHALL NOT BE DEEMED INCORPORATED HEREIN BY SUCH REFERENCE.

EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THIS LETTER OF CREDIT IS ISSUED SUBJECT TO INTERNATIONAL STANDBY PRACTICES 1998 (INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION 590) (THE “ISP98”). THIS LETTER OF CREDIT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, AS TO MATTERS NOT GOVERNED BY THE ISP98, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREIN.

THE BANK HEREBY AGREES WITH THE BENEFICIARY THAT ANY DRAWING CERTIFICATE DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS LETTER OF CREDIT WILL BE DULY HONORED BY THE BANK ON DUE PRESENTATION TO THE BANK, PROVIDED THAT SUCH DRAWINGS ARE MADE AND DRAWING CERTIFICATES ARE PRESENTED ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT.

COMMUNICATIONS TO THE BANK REGARDING THIS LETTER OF CREDIT MUST BE IN WRITING AND MUST BE ADDRESSED TO THE BANK AT [**BANK TO INSERT ADDRESS**], ATTENTION: [**BANK TO INSERT**], ATTENTION: [**BANK TO INSERT**] SPECIFICALLY REFERRING THEREIN TO THIS LETTER OF CREDIT BY ITS NUMBER.

VERY TRULY YOURS,

[—]

EXHIBIT A TO LETTER OF CREDIT NUMBER

[**BANK TO INSERT**] DRAWING CERTIFICATE

TO:	[—]
[**BANK TO INSERT NAME AND ADDRESS**]

ATTENTION:	[**BANK TO INSERT”`*]

RE:	YOUR LETTER OF CREDIT [**BANK TO INSERT**]

LADIES & GENTLEMEN:

THE UNDERSIGNED, A DULY AUTHORIZED OFFICER OF THE BENEFICIARY, BEING CALYON AS AGENT FOR THE LENDERS UNDER THE LOAN AGREEMENT (AS DEFINED IN THE LETTER OF CREDIT) OR THE SUCCESSOR OR TRANSFEREE OF CALYON, HEREBY CERTIFIES TO [—] (THE “BANK”) WITH REFERENCE TO [—]’S IRREVOCABLE LETTER OF CREDIT NO. [**BANK TO INSERT**] (THE “LETTER OF CREDIT”) THAT:

1.	DEMAND IS HEREBY MADE ON [—] UNDER THE LETTER OF CREDIT FOR PAYMENT OF U.S. $[AMOUNT TO BE INSERTED] WHICH AMOUNT DOES NOT EXCEED THE STATED AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT; AND

2.	AN EVENT OF DEFAULT (AS DEFINED IN THE LOAN AGREEMENT) HAS OCCURRED; AND

3.	BENEFICIARY HAS PROVIDED NOTICE TO OCEANIA CRUISES, INC. AND PRESTIGE CRUISE HOLDINGS, INC. OF THE EVENT OF DEFAULT REFERENCED IN CLAUSE (2) ABOVE AT LEAST THREE (3) BUSINESS DAYS PRIOR TO EXECUTING AND DELIVERING THIS CERTIFICATE.

PAYMENT OF THIS DEMAND IS REQUIRED TO BE MADE IN IMMEDIATELY AVAILABLE FUNDS, BY WIRE TRANSFER, TO BENEFICIARY IN ACCORDANCE WITH THE FOLLOWING PAYMENT INSTRUCTIONS:

[INSERT PAYMENT INSTRUCTIONS]

IN WITNESS WHEREOF BENEFICIARY HAS EXECUTED AND DELIVERED THIS CERTIFICATE AS OF THE      DAY OF             , 20    .

VERY TRULY YOURS, THE BENEFICIARY

BY:

NAME:

TITLE:

EXHIBIT B TO LETTER OF CREDIT NUMBER [**BANK TO INSERT**]

DRAWING CERTIFICATE

TO:	[—]
[**BANK TO INSERT NAME AND ADDRESS**]

ATTENTION:	[**BANK TO INSERT”`*]

RE:	YOUR LETTER OF CREDIT [**BANK TO INSERT**]

LADIES & GENTLEMEN:

THE UNDERSIGNED, A DULY AUTHORIZED OFFICER OF THE BENEFICIARY, BEING CALYON AS AGENT FOR THE LENDERS UNDER THE LOAN AGREEMENT (AS DEFINED IN THE LETTER OF CREDIT) OR THE SUCCESSOR OR TRANSFEREE OF CALYON, HEREBY CERTIFIES TO [—] (THE “BANK”) WITH REFERENCE TO [—]’S IRREVOCABLE LETTER OF CREDIT NO. [**BANK TO INSERT**] (THE “LETTER OF CREDIT”) THAT:

1.	DEMAND IS HEREBY MADE ON [—] UNDER THE LETTER OF CREDIT FOR PAYMENT OF U.S. $[AMOUNT TO BE INSERTED] WHICH AMOUNT DOES NOT EXCEED THE STATED AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT; AND

2.	BENEFICIARY HAS RECEIVED NOTICE FROM THE BANK THAT THE EXPIRATION DATE OF THE LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE OF [DATE TO BE INSERTED].

PAYMENT OF THIS DEMAND IS REQUIRED TO BE MADE IN IMMEDIATELY AVAILABLE FUNDS, BY WIRE TRANSFER, TO BENEFICIARY IN ACCORDANCE WITH THE FOLLOWING PAYMENT INSTRUCTIONS:

[INSERT PAYMENT INSTRUCTIONS]

IN WITNESS WHEREOF BENEFICIARY HAS EXECUTED AND DELIVERED THIS CERTIFICATE AS OF THE      DAY OF             , 20    .

VERY TRULY YOURS, THE BENEFICIARY

BY:

NAME:

TITLE: